UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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HI-CRUSH INC.
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Houston, Texas
April 9, 2020
Hi-Crush Inc.
1330 Post Oak Blvd., Suite 600
Houston, Texas 77056

NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 22, 2020

To the Stockholders of Hi-Crush Inc.:
The 2020 Annual Meeting of Stockholders of Hi-Crush Inc. (the "Annual Meeting") will be held at 9:00 a.m. Central Time, on May 22, 2020, via live webcast at the following address: www.proxyvote.com, for the following purposes:

1.
To elect to our Board of Directors (the "Board") the two Class I directors named in the accompanying Proxy Statement to serve until the 2023 Annual Meeting of Stockholders or until their respective successors are elected and qualified or until their earlier death, resignation or removal;

2.	To ratify the appointment of Deloitte & Touche LLP ("Deloitte") as our independent auditor for the fiscal year ending December 31, 2020;

3.	To approve, on a non-binding advisory basis, the compensation of our Named Executive Officers ("NEOs") for the fiscal year ended December 31, 2019;

4.	To vote on the approval, on a non-binding advisory basis, of the frequency of future advisory votes on the compensation of our NEOs; and

5.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
The Annual Meeting will be completely virtual. There will be no physical meeting location and the Annual Meeting will only be conducted via live webcast at the following address: www.proxyvote.com.
The Board unanimously recommends you vote: (i) "FOR" the election of each of the nominees to the Board named in the accompanying Proxy Statement ("Proposal 1"); (ii) "FOR" the ratification of the appointment of Deloitte as our independent auditor for the fiscal year ending December 31, 2020 ("Proposal 2"); (iii) "FOR" the approval, on a non-binding advisory basis, of the executive compensation of our NEOs for the fiscal year ended December 31, 2019 ("Proposal 3"), as described in the accompanying Proxy Statement; and (iv) "FOR" the frequency, on a non-binding advisory basis, of "every three years" for future advisory votes on the compensation of our NEOs ("Proposal 4").
The Board has fixed March 31, 2020 as the record date for determining stockholders entitled to receive notice of, and to cast votes for, the virtual Annual Meeting or any adjournment or postponement thereof. Each outstanding share of our common stock (NYSE: HCR) entitles the holder of record at the close of business on March 31, 2020, to receive notice of and to cast votes for the virtual Annual Meeting or any adjournments or postponements of the virtual Annual Meeting.
WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING ONLINE, WE URGE YOU TO VOTE YOUR SHARES BY INTERNET, BY TELEPHONE, OR BY SIGNING, DATING AND RETURNING THE PROXY CARD YOU WILL RECEIVE. IF YOU CHOOSE TO ATTEND THE ANNUAL MEETING ONLINE, YOU MAY STILL VOTE YOUR SHARES VIRTUALLY, EVEN THOUGH YOU HAVE PREVIOUSLY VOTED OR RETURNED YOUR PROXY BY ANY OF THE METHODS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT. IF YOUR SHARES ARE HELD IN A BANK OR BROKERAGE ACCOUNT, PLEASE REFER TO THE MATERIALS PROVIDED BY YOUR BANK OR BROKER FOR VOTING INSTRUCTIONS.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 22, 2020

The Notice of Annual Meeting, Proxy Statement and our combined Annual Report to Stockholders and Annual Report on Form 10-K for the year ended December 31, 2019 are available at www.hicrushinc.com.

By Order of the Board,
Robert E. Rasmus
Chief Executive Officer and Chairman of the Board

Houston, Texas
April 9, 2020

HI-CRUSH INC.

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 22, 2020

GENERAL
The enclosed proxy is solicited by the Board of Directors (the "Board") of Hi-Crush Inc. ("Hi-Crush," the "Company," "we," "us," or "our") for use at the 2020 Annual Meeting of Stockholders (the "Annual Meeting") to be held at 9:00 a.m., Central Time, on May 22, 2020, via live webcast at the following address: www.proxyvote.com and at any adjournment or postponement thereof. This Proxy Statement is first being made available to our stockholders on or about April 9, 2020.
All stockholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting, which will be a completely virtual meeting. There will be no physical meeting location and the Annual Meeting will only be conducted via live webcast. Stockholders may attend the Annual Meeting online, including to vote and/or submit questions, at the following address: www.proxyvote.com. To be admitted to and participate in the Annual Meeting, stockholders will be required to enter the company number and control number included in the Notice of Internet Availability of Proxy Materials, on the proxy card or in the instructions accompanying the proxy materials. Online check-in will begin at 8:45 a.m., Central Time. Please allow time for online check-in procedures.
We are utilizing a virtual stockholder meeting format for the Annual Meeting in light of the health risks associated with the outbreak of the coronavirus disease 2019 (or COVID-19). It is currently our intent to resume in-person meetings with our 2021 Annual Meeting of Stockholders (the "2021 Annual Meeting") and thereafter, assuming normal circumstances. Our virtual stockholder meeting format uses technology designed to increase stockholder access, save the Company and our stockholders time and money, provide our stockholders rights and opportunities to participate in the Annual Meeting similar to those they would have at an in-person annual meeting, at no cost, and reduce our environmental impact. In addition to online attendance, we provide stockholders with an opportunity to hear all portions of the official Annual Meeting as conducted by the Board, submit written questions and comments during the Annual Meeting and vote online during the open poll portion of the Annual Meeting. We welcome your suggestions on how we can make our virtual Annual Meeting more effective and efficient.
Stockholders have multiple opportunities to submit questions to the Company for the Annual Meeting. Stockholders who wish to submit a question in advance may do so at www.proxyvote.com. Stockholders also may submit questions live during the meeting. Questions pertinent to Annual Meeting matters will be recognized and answered during the Annual Meeting, subject to time constraints. We reserve the right to edit or reject questions that are inappropriate for Annual Meeting matters. Although the live webcast is available only to stockholders or their duly appointed proxies at the time of the Annual Meeting, following completion of the Annual Meeting, a webcast replay and the final report of the inspector of election will be posted to our website, www.hicrushinc.com, for at least one year. In addition, we offer live technical support for all stockholders attending the Annual Meeting.
To attend online and participate in the Annual Meeting, stockholders of record will need to use their control number on their Notice of Internet Availability of Proxy Materials or proxy card to log into www.proxyvote.com; beneficial stockholders who do not have a control number may gain access to the meeting by logging into their brokerage firm’s website and selecting the stockholder communications mailbox to link through to the Annual Meeting; instructions should also be provided on the voting instruction card provided by their broker, bank or other nominee.
Outstanding Securities and Quorum
Only holders of record of our common stock, par value $0.01 per share, at the close of business on March 31, 2020, the record date, will be entitled to notice of, and to vote at, the Annual Meeting, which will be a completely virtual meeting. On that date, we had 100,908,234 shares of common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each other proposal to be voted on at the Annual Meeting. Cumulative voting is not permitted in the election of directors. A majority of the outstanding shares of common stock entitled to vote, present in person (including virtually) or represented by proxy, constitutes a quorum for the transaction of business at the Annual Meeting, meaning that 50,454,118 shares of common stock must be present virtually or represented at the Annual Meeting for us to conduct business other than to adjourn the meeting. Abstentions (including signed proxy cards on which stockholders mark that they abstain and those who attend the Annual Meeting but do not vote) and broker nonvotes will be included in determining the presence of a quorum at the Annual Meeting.

Internet Availability of Proxy Materials
We are furnishing proxy materials to some of our stockholders via the Internet by mailing a Notice of Internet Availability of Proxy Materials, instead of mailing or emailing copies of those materials. The Notice of Internet Availability of Proxy Materials directs stockholders to a website where they can access our proxy materials, including this Proxy Statement and our combined Annual Report to Stockholders and Annual Report on Form 10-K for the year ended December 31, 2019 (our "2019 Annual Report"), and view instructions on how to vote via the Internet, mobile device or by telephone. If you received a Notice of Internet Availability of Proxy Materials and would prefer to receive a paper copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. If you have previously elected to receive our proxy materials via email, you will continue to receive access to those materials electronically unless you elect otherwise. We encourage you to register to receive all future stockholder communications electronically, instead of in print. This means that access to our 2019 Annual Report, this Proxy Statement and other correspondence will be delivered to you via email.
Proxy Voting
Shares that are properly voted in advance of the Annual Meeting via the Internet, mobile device or telephone, or for which proxy cards are properly executed and returned, will be voted at the Annual Meeting in accordance with the directions given or, in the absence of directions, will be voted in accordance with the Board’s recommendations as follows: "FOR" the election of each of the nominees to the Board named herein; "FOR" the ratification of the appointment of our independent auditor; "FOR" the approval, on an advisory basis, of the executive compensation of our Named Executive Officers ("NEOs") as described in this Proxy Statement and "FOR" the frequency, on a non-binding advisory basis, of "every three years" for future advisory votes on our NEOs compensation. It is not expected that any additional matters will be brought before the Annual Meeting, but if other matters are properly presented, the persons named as proxies in the proxy card or their substitutes will vote in their discretion on such matters. The Board knows of no other matters to be brought before the Annual Meeting, and the deadlines for stockholders to submit matters to be voted upon at this Annual Meeting have passed.
Voting via the Internet, mobile device or telephone helps save money by reducing postage and proxy tabulation costs. To vote by any of these methods, read this Proxy Statement, have your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form in hand and follow the instructions below for your preferred method of voting. Each of these voting methods is available 24 hours per day, seven days per week until 11:59 p.m. Eastern Time on May 21, 2020.
YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE SUBMIT YOUR PROXY IN ONE OF THE FOLLOWING WAYS:

•	If you hold your shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or other nominee when voting your shares.

•	If you hold your shares in your own name, you may submit your proxy by:

◦	using the toll-free telephone number shown on the proxy card;

◦	using the Internet website shown on the proxy card; or

◦	marking, signing, dating and promptly returning the enclosed proxy card in the postage-paid envelope (it requires no postage if mailed in the United States).
Voting Standard
Stockholders may either vote "FOR" or "WITHHOLD" authority to vote for each nominee for election to the Board. If a quorum is present at the Annual Meeting, a nominee for director shall be elected to the Board by a plurality of the votes cast, meaning that the two nominees receiving the most votes will be elected. Broker nonvotes, if any, will have no effect on the outcome of the election. Broker nonvotes occur when a person holding shares in street name, such as through a brokerage firm, does not provide instructions as to how to vote those shares and the broker does not then vote those shares on the stockholder’s behalf.
For Proposals 2 and 3, stockholders may vote "FOR," "AGAINST" or "ABSTAIN." For each of these matters, the affirmative vote of at least a majority of the votes cast affirmatively or negatively, present in person (including virtually) or represented by proxy and entitled to vote on the subject matter and voting together as a single class is required to approve the matter. For Proposal 4, stockholders may vote for a frequency of "EVERY YEAR," "EVERY TWO YEARS," "EVERY THREE YEARS" or "ABSTAIN." For this matter, the option receiving the greatest number of affirmative votes will be considered approved, on an advisory basis, by the stockholders. For Proposals 2, 3 and 4, abstentions are not counted as votes cast on a matter but are counted as present at the Annual Meeting and entitled to vote for purposes of determining a quorum.

Broker nonvotes, if any, are not counted as votes cast and will have no effect on the outcome of Proposals 1, 3 or 4. The Company does not expect there to be any broker nonvotes on Proposal 2 because, as mentioned above, brokers have the discretionary authority to vote on this matter if they do not receive instructions from the stockholder on whose behalf the broker holds the shares.
Revocation
If you own common stock of record, you may revoke your proxy or change your voting instructions at any time before your shares are voted at the Annual Meeting by delivering to the Secretary of Hi-Crush a revocation of the proxy or a duly executed new proxy (via the Internet, mobile device or telephone or by returning a proxy card) bearing a later date or by attending the Annual Meeting and voting virtually. A stockholder owning common stock in street name may revoke or change voting instructions by contacting the bank, brokerage firm or other nominee holding the shares or by obtaining a legal proxy from such institution and voting virtually at the Annual Meeting.
Attending the Annual Meeting
All holders of our common stock as of the record date and individuals holding valid proxies from such stockholders are invited to attend the Annual Meeting, which will be a completely virtual meeting.
There will be no physical meeting location and the Annual Meeting will only be conducted via live webcast. Stockholders may attend the Annual Meeting online, including to vote and/or submit questions, at the following address: www.proxyvote.com. To be admitted to and participate in the Annual Meeting, stockholders will be required to enter the company number and control number included in the Notice of Internet Availability of Proxy Materials, on the proxy card received or in the instructions that accompanied the proxy materials. Online check-in will begin at 8:45 a.m., Central Time. Please allow time for online check-in procedures.
If you plan to attend the Annual Meeting online, please be aware of what you will need to gain admission, as described below. If you do not comply with the procedures described herein for attending the Annual Meeting online, you will not be able to participate in the Annual Meeting but may view a webcast replay following completion of the Annual Meeting.
To attend and vote online and participate in the Annual Meeting, stockholders of record will need to use their control number on their Notice of Internet Availability of Proxy Materials or proxy card to log in to www.proxyvote.com; beneficial stockholders who do not have a control number may gain access to the meeting by logging in to their brokerage firm’s website and selecting the stockholder communications mailbox to link through to the Annual Meeting; instructions should also be provided on the voting instruction card provided by their broker, bank or other nominee. Although the live webcast is available only to stockholders or their duly appointed proxies at the time of the Annual Meeting, following completion of the Annual Meeting, a webcast replay and the final report of the inspector of election will be posted to our website, www.hicrushinc.com, for at least one year.
Stockholders of record. If your shares are registered directly in your name with American Stock Transfer & Trust Company, LLC, our transfer agent, you are considered the stockholder of record of those shares. As the stockholder of record, you have the right to grant your voting proxy directly or to vote online during the virtual Annual Meeting.
"Beneficial" or "street name" stockholders. If your shares are held in a stock brokerage account or through a bank, broker or other nominee, you are considered a "street name stockholder," meaning that you are the beneficial owner of shares held in "street name," your shares are held in the name of your broker, bank or other nominee and such person (or, Cede & Co., as the case may be) is considered the stockholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote and you are also invited to attend the Annual Meeting. If you hold shares of common stock through a broker, bank, trustee or nominee and want to participate in the virtual Annual Meeting, you must follow the instructions you receive from your broker, bank or other nominee.
Communicating with the Board
Stockholders or other interested parties wishing to communicate directly with the Board, a committee of the Board or with an individual director may do so by sending the communication, as appropriate, to:
Hi-Crush Inc.
1330 Post Oak Blvd., Suite 600
Houston, Texas 77056
Each communication will be forwarded to the addressee(s) as expeditiously as reasonably practicable if the communication complies with the requirements of any applicable policy adopted by the Board relating to the subject matter of the communication and the communication falls within the scope of matters generally considered by the Board. Comments or complaints relating to the Company’s accounting, internal accounting controls or auditing matters will also be referred to members of the Audit Committee. All such communications will be forwarded to the appropriate member(s) of the Board.

PROPOSAL 1: ELECTION OF DIRECTORS
In accordance with our Certificate of Incorporation, dated May 31, 2019 ("Charter") and Bylaws, dated May 31, 2019 ("Bylaws"), the Board shall consist of such number of directors as shall be determined from time to time solely by resolution adopted by the affirmative vote of a majority of the total number of directors then authorized. Until the 2023 Annual Meeting of Stockholders (the "2023 Annual Meeting"), the Board is divided into three classes, designated Class I, Class II and Class III. The Board, based on the recommendation of the Nominating and Governance Committee, proposed that the following two Class I nominees be elected at the Annual Meeting, each of whom will hold office for three-year terms beginning at the Annual Meeting and expiring at the 2023 Annual Meeting or until his successor shall have been elected and qualified or until his earlier death, resignation or removal:

John F. Affleck-Graves
John Kevin Poorman
Each of the nominees is currently a director of Hi-Crush and has been elected to hold office until the Annual Meeting or until his successor has been elected and qualified. Mr. Affleck-Graves joined the Board in November 2012 and Mr. Poorman joined the Board in August 2013.
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" EACH NOMINEE.
Directors and Executive Officers
After the Annual Meeting, assuming the stockholders elect to the Board the director nominees set forth in "Proposal 1: Election of Directors" above, the Board will be, and the executive officers of the Company are:

Name	Age	Title
Robert E. Rasmus	62	Chief Executive Officer and Chairman of the Board
John F. Affleck-Graves (a)(b)(c)	69	Director
John Kevin Poorman (a)(b)(c)	68	Director
Joseph C. Winkler III (a)(b)(c)	68	Director
J. Philip McCormick, Jr.	52	Chief Financial Officer
Michael Alan Oehlert	57	Chief Operating Officer
Mark C. Skolos	59	General Counsel, Chief Compliance Officer and Secretary

(a)	Member of the Audit Committee.

(b)	Member of the Compensation Committee.

(c)	Member of the Nominating and Governance Committee.
The Board consists of four members, divided into three classes serving staggered three-year terms until the 2023 Annual Meeting. Commencing with the election of directors at the 2023 Annual Meeting, the directors will be divided into two classes, with each class subsequently serving staggered two-year terms, and commencing with the 2024 Annual Meeting of Stockholders the directors will consist of a single class, with all directors subsequently serving one-year terms. Mr. Affleck-Graves and Mr. Poorman are designated as Class I directors and, assuming the stockholders elect them to the board as set forth in "Proposal 1: Election of Directors" above, their terms of office will expire in 2023. Mr. Winkler is designated as a Class II director and his term of office expires in 2021. Mr. Rasmus is designated as a Class III director and his term of office expires in 2022.
Set forth below is biographical information about each of the Company’s director nominees, Class II and III directors and executive officers.

Director Nominees
John F. Affleck-Graves—Director. Dr. Affleck-Graves joined the board of directors of the general partner of Hi-Crush Partners LP in November 2012 and has continued to serve as a member of the Board of Hi-Crush Inc. He currently holds a chaired professorship in the Department of Finance at the University of Notre Dame. He served in roles of increasing responsibility and seniority at The University of Notre Dame from 1986 to the present, including as an Executive Vice President from 2004 to 2019. As Executive Vice President, he served as one of three executive officers of the University. Additionally, Dr. Affleck-Graves is a board member of 1st Source Corporation, a financial services company, and he is a prior board member of St. Joseph’s Capital Bank, Student Loan Corporation and Express-1 Inc., a trucking company. He received his BSc in Mathematical Statistics and Computer Science in 1971 from the University of Cape Town. Dr. Affleck-Graves also holds a PhD in Mathematical Statistics and a BCom in Accounting and Financial Management from the University of Cape Town. Dr. Affleck-Graves previously served as a director of Express-1 Expedited Solutions, Inc. from October 2006 to October 2011 and served on its audit committee. We believe that Dr. Affleck-Graves’ expertise and the unique perspective gained from his service at the University of Notre Dame enable him to effectively serve on the Board.
John Kevin Poorman—Director. Mr. Poorman joined the board of directors of the general partner of Hi-Crush Partners LP in August 2013 and has continued to serve as a member of the Board of Hi-Crush Inc. Since June 2013, Mr. Poorman has been Chief Executive Officer of PSP Capital Partners, LLC and Pritzker Realty Group, LLC, investment managers for affiliated entities in real estate and other non-real estate business. Pritzker Realty Group, LLC is also an operator of real estate. He is also Executive Chairman of Vi Senior Living (formerly Classic Residence by Hyatt). Mr. Poorman previously served as an officer and director of several businesses owned by interests of the extended Pritzker family. Mr. Poorman is the past Chairman of the Board of Trustees of the Loyola University of New Orleans and a past director of The New Orleans Jazz Orchestra, Inc. Mr. Poorman also serves as member and President of the board of The Barack Obama Foundation. Prior to joining Hyatt Hotels Corporation in 1988, Mr. Poorman was a partner in the Dallas-based law firm of Johnson & Swanson. Mr. Poorman received his Bachelor of Science (Botany) degree and Juris Doctor degree from the University of Oklahoma, graduating law school with highest honors. We believe that Mr. Poorman’s business leadership skills make him well-suited to serve on the Board.
Class II and III Directors
Robert E. Rasmus—Chief Executive Officer and Chairman of the Board. Mr. Rasmus serves as a director and Chairman of the Board of Hi-Crush Inc. Mr. Rasmus joined the board of directors of the general partner of Hi-Crush Partners LP in May 2012 and was appointed Chairman in 2019. Mr. Rasmus was a founding member of Red Oak Capital Management LLC ("ROCM") in June 2002 and has served as Managing Director since inception. ROCM’s business model centered on partnering with the largest oil services companies in unconventional basins in the United States. Prior to the founding of ROCM, Mr. Rasmus was the President of Thunderbolt Capital Corp., a venture firm focused on start-up and early stage private equity investments. Previously, Mr. Rasmus started, built and expanded a variety of domestic and international capital markets and corporate finance businesses. Mr. Rasmus was the Senior Managing Director of Banc One Capital Markets, Inc. (formerly First Chicago Capital Markets, Inc.) where he was responsible for the high yield and private placement businesses while functioning as a member of the management committee. Prior thereto, Mr. Rasmus was the Managing Director and Head of Investment Banking in London for First Chicago Ltd. Mr. Rasmus holds a BA in Government and International Relations from the University of Notre Dame. Mr. Rasmus is a member of the board of directors for the Lab for Economic Opportunities. We believe that Mr. Rasmus’ industry experience and deep knowledge of our business makes him well suited to serve on the Board.

Joseph C. Winkler III—Director. Mr. Winkler joined the board of directors of the general partner of Hi-Crush Partners LP in August 2012 and serves as the Chairman of the Audit Committee of Hi-Crush Inc. Mr. Winkler served as Chairman and Chief Executive Officer of NYSE-listed Complete Production Services, Inc. ("Complete"), a provider of specialized oil and gas services and equipment in North America, from March 2007 until February 2012, at which time Complete was acquired by Superior Energy Services, Inc. From June 2005 to March 2007, Mr. Winkler served as Complete’s President and Chief Executive Officer. From March 2005 until June 2005, Mr. Winkler served as the Executive Vice President and Chief Operating Officer of National Oilwell Varco, Inc., an oilfield capital equipment and services company, and from May 2003 until March 2005 as the President and Chief Operating Officer of the company’s predecessor, Varco International, Inc. ("Varco"). From April 1996 until May 2003, Mr. Winkler served in various other capacities with Varco and its predecessor, including Executive Vice President and Chief Financial Officer. Mr. Winkler served as a member of the board of directors of Dresser-Rand Group, Inc., a NYSE-listed provider of rating equipment solutions, until its acquisition by Siemens in July 2015. Mr. Winkler serves as lead director of the board of directors of Commercial Metals Company, a vertically integrated Fortune 500 steel company, and serves on its Finance Committee and Compensation Committee, and served as a member of the board of directors of Eclipse Resources Corporation, an independent exploration and production company until its merger to form Montage Resources Corporation. Mr. Winkler joined the board of directors of Tetra Technologies Inc. in August 2015 and is a member of its audit and compensation committees. Mr. Winkler received a BS degree in Accounting from Louisiana State University. We believe that Mr. Winkler’s many years of operational, financial, international and capital markets experience, a significant portion of which was with publicly traded companies in the oil and gas services, manufacturing and exploration and production industries, make him particularly well-suited to serve on the Board.
Executive Officers
J. Philip McCormick, Jr.—Chief Financial Officer. Mr. McCormick was appointed to Chief Financial Officer of Hi-Crush Services LLC effective January 1, 2020. Mr. McCormick has nearly 30 years of experience in finance, accounting, treasury, risk management and capital markets. Mr. McCormick joined Hi-Crush in August 2018 as Vice President of Finance. Prior to joining Hi-Crush, Mr. McCormick served in various senior level positions at KBR, Inc., a global engineering, construction, and services company, from 2009 to 2018, including Vice President of Finance and Treasurer. Prior to that, Mr. McCormick held various senior level roles at LyondellBasell, a plastics, chemicals and refining company, from 1998 to 2009, including Director, Internal Controls. Mr. McCormick began his career as an Audit Manager at Coopers & Lybrand, a predecessor of PricewaterhouseCoopers, in 1990. He earned a Bachelor of Business Administration in Accounting from The University of Texas at Austin and is a Certified Public Accountant in the State of Texas.
Michael Alan Oehlert—Chief Operating Officer. Mr. Oehlert was appointed to Chief Operating Officer of Hi-Crush Services LLC in May 2019. Mr. Oehlert joined Hi-Crush in July 2017 as Vice President, PropStream, and was promoted to Senior Vice President, PropStream in January 2019. Mr. Oehlert provided consulting services to various private equity firms prior to joining Hi-Crush and following his service as President and Chief Executive Officer of Patriot Artificial Lift LLC ("Patriot"), an artificial lift manufacturer and service company, from August 2013 to November 2015. At Patriot, he managed field operations, product development, and marketing. From October 2012 to August 2013, Mr. Oehlert served as President and Chief Executive Officer of Downhole Technology LLC (then known as National Boss Hog Energy Services LLC), a frac plug manufacturer, where he led product development, well-site operations, sales and marketing. Prior to Downhole Technology LLC, he was the south region General Manager at Integrated Production Services (now a division of SPN Well Services) from 2006 to 2012, where he managed coil tubing, slickline, swabbing, flowback, snubbing, artificial lift, and remedial pumping service lines. From 2000 to 2006, Mr. Oehlert held various manager-level operations positions, including for US Plungers and Scientific Microsystems Inc.

Mark C. Skolos—General Counsel, Chief Compliance Officer and Secretary. Mr. Skolos was appointed General Counsel of Hi-Crush Proppants LLC in April 2012 and named General Counsel and Secretary of the general partner of Hi-Crush Partners LP in May 2012. Mr. Skolos was named Chief Compliance Officer of the general partner of Hi-Crush Partners LP in September 2018. He was named General Counsel, Chief Compliance Officer and Secretary of Hi-Crush Inc. on June 1, 2019. Mr. Skolos is the head of the safety and environmental teams at the Company. Prior to joining the Company, Mr. Skolos was a shareholder at the law firm of Weld, Riley, Prenn and Ricci S.C. ("Weld Riley") from September 2011 to April 2012. Mr. Skolos worked as an attorney for Skolos, Millis and Matousek, S.C., or its predecessor firms ("Skolos Millis"), for 26 years prior to its merger with Weld Riley in April 2012. Mr. Skolos was made a shareholder at Skolos Millis in 1990. In his private practice, Mr. Skolos represented developers, businesses and local units of government on issues of government regulation, land use and real estate. Mr. Skolos has extensive experience representing companies in the non-metallic mining and processing industry on a wide spectrum of issues, including permitting, land acquisition and government relations. In his role at the Company, he oversees the legal department and is responsible for oversight of all legal compliance matters and initiatives of the Company including, securities, mergers and acquisitions, intellectual property, litigation, environmental law and land use matters among other things. He graduated from the University of Wisconsin Law School in 1985 with a JD. Mr. Skolos has served as President of the Tri-County Bar Association of Wisconsin and acted as both Circuit Court and Family Court Commissioner in the State of Wisconsin. He is Chair of the board of directors for the Industrial Sand Division ("ISD") of the National Sand Stone and Gravel Association ("NSSGA") and is a member of the State Bar of Wisconsin and the Texas General Counsel Forum.

CORPORATE GOVERNANCE
General
Board Leadership. The Board has no policy with respect to the separation of the offices of Chairman and Chief Executive Officer. The Board believes that this issue is part of the succession planning process and that a determination regarding this issue should be made each time the Board appoints a new Chief Executive Officer or at such other times as when consideration of the matter is warranted under the circumstances. At present, the Board has chosen to combine the positions of Chairman and Chief Executive Officer. The Board believes the current Chief Executive Officer possesses the necessary experience, commitment and support of the other members of the Board to effectively carry out the role of Chairman. The Nominating and Governance Committee periodically reviews and reassess the adequacy of the separation of the positions of Chairman and Chief Executive Officer.
Executive Sessions; Election of Lead Director. The non-management directors have regularly scheduled meetings in executive session. The purpose of these executive sessions is to promote candid discussion among the independent directors. Pursuant to the Company’s Corporate Governance Guidelines, the Board, based on the recommendation of the Nominating and Governance Committee, is permitted to choose a Lead Director to preside at these executive sessions. The Board elected Mr. Winkler to serve in this role. In his role as Lead Director, Mr. Winkler provides leadership and guidance to the Board. He also chairs executive sessions and establishes the agenda for these meetings.
Director Independence. Each year, the Nominating and Governance Committee (i) reviews the relationships between the Company and each director and (ii) determines whether or not each director serving on a Board committee is independent, disinterested, a non-employee director or an outside director under the standards applicable to the committees on which such director serves or may serve and reports the results of its review to the Board, which then determines which directors qualify under the applicable standards. The Board has determined that the following directors are independent as defined by the New York Stock Exchange (the "NYSE") rules: John F. Affleck-Graves, John Kevin Poorman and Joseph C. Winkler III. The Board has determined that all members of the Audit Committee meet the heightened independence standards applicable to audit committee members, and that all members of the Compensation Committee meet the heightened independence requirements applicable to compensation committee members.
Risk Oversight. The Board is actively involved in overseeing the Company’s risk management processes. The Board focuses on the Company’s general risk management strategy and ensures that appropriate risk mitigation strategies are implemented by management. In addition, each of the Board’s committees considers risk within its area of responsibility. For example, the Audit Committee reviews and discusses the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, the Compensation Committee oversees the assessment of risks related to the Company’s compensation policies and programs.

Corporate Governance Documents. Please visit our investor relations website at ir.hicrush.com, "Corporate Governance," for additional information on our corporate governance, including:

•
our Corporate Governance Guidelines, which include policies on stockholder communications with the Board, director attendance at our annual meetings, director qualification standards, director responsibilities and succession planning;

•	the charters approved by the Board for the Audit Committee, the Compensation Committee and the Nominating and Governance Committee;

•
our Insider Trading Policy, which includes a prohibition on the following hedging transactions by our directors, officers and certain of our employees (without the advance approval of the General Counsel or Chief Financial Officer, as applicable): (i) encumbering any portion of Company securities or using Company securities as collateral for any purpose (including margin accounts); (ii) selling the Company’s securities short and (iii) buying or selling puts or calls or other derivative securities on the Company’s securities.

•	our Social Media Policy;

•	our Communications Policy;

•	the Audit Committee Policy on Complaint Procedures for Accounting and Auditing Matters; and

•	the Code of Business Conduct and Ethics.
Board Meetings and Committees
The Board meets regularly during the year, and holds special meetings and acts by unanimous written consent whenever circumstances require. During 2019, there were 15 meetings of the Board. All incumbent directors attended at least 75% of the aggregate of the meetings of the Board and committees on which they served occurring during 2019.
The Board encourages all directors to attend each annual meeting of stockholders. We anticipate that all of our directors will attend the Annual Meeting virtually. The Annual Meeting is the first stockholder meeting since the Company completed its conversion (the "Conversion") from a Delaware limited partnership named Hi-Crush Partners LP to a Delaware corporation named Hi-Crush Inc.
The Board has established an Audit Committee, Compensation Committee and Nominating and Governance Committee, each of which is comprised entirely of directors who meet the applicable independence requirements of the NYSE rules. The Committees keep the Board informed of their actions and provide assistance to the Board in fulfilling its oversight responsibility to stockholders. The table below provides current membership information as well as meeting information for the last fiscal year.

Name	Audit Committee	Compensation Committee	Nominating and Governance Committee Charter
Robert E. Rasmus
John F. Affleck-Graves	X	X*	X
John Kevin Poorman	X	X	X*
Joseph C. Winkler III	X*	X	X
Total Meetings in 2019	4	3	2

*	Committee Chair
The functions performed by these Committees, which are set forth in more detail in their charters, are summarized below.
Audit Committee. The Audit Committee’s purposes are to regularly report to the Board and assist it in the oversight of (1) the integrity of the Company’s financial statements; (2) the Company’s compliance with legal and regulatory requirements; (3) the independent auditor’s qualifications and independence; (4) the performance of the Company’s internal audit function and independent auditor; and (5) to perform such other functions as the Board may assign to the Audit Committee from time to time. The Board determined that Mr. Winkler, the Chairman of the Audit Committee, is an "audit committee financial expert" as defined in the U.S. Securities and Exchange Commission (the "SEC") rules. Mr. Winkler is an independent director as defined by the NYSE.

Compensation Committee. The Compensation Committee’s purposes are to (1) oversee the Company’s overall compensation philosophy that applies to all Company employees; (2) review, evaluate and approve the agreements, plans, policies and programs of the Company to compensate the Company’s executive officers and directors; (3) oversee the Company’s plans, policies and programs to compensate the Company’s employees; (4) otherwise discharge the Board’s responsibilities relating to compensation of the Company’s executive officers and directors; and (5) perform such other functions as the Board may assign to the Compensation Committee from time to time. The Committee’s goal is to oversee the development and implementation of compensation plans, policies and programs that are designed to provide a competitive level of compensation to attract and retain talented executive officers and directors, reward and encourage maximum corporate and individual performance, promote accountability and align executive officer and director interests with the interests of the Company’s stockholders.
Nominating and Governance Committee. The Nominating and Governance Committee’s purposes are to (1) advise the Board and make recommendations regarding appropriate governance practices and assist the Board in implementing those practices; (2) assist the Board by identifying individuals qualified to become members of the Board, consistent with the criteria approved of by the Board, and recommend director nominees to the Board for election at the annual meetings of stockholders or for appointment to fill vacancies on the Board; (3) advise the Board about the appropriate composition of the Board and its committees; (4) lead the Board in the annual performance evaluation of the Board and its committees, and of management; (5) direct all matters relating to the succession of the Company’s Chief Executive Officer and (6) perform such other functions as the Board may assign to the Committee from time to time.
Director Nominations. The Nominating and Governance Committee identifies individuals qualified to become members of the Board, consistent with the criteria approved of by the Board, and recommends to the Board the persons to be nominated by the Board for election as directors at the annual meeting of stockholders, and the persons to be elected by the Board to fill any vacancies on the Board. In the event a vacancy on the Board arises, either as a result of an increase in the size of the Board or as a result of the departure of a director, the Nominating and Governance Committee will seek and identify a qualified director nominee to be recommended to the Board for either appointment by the Board to serve the remainder of the term of the director position that is vacant or election at the next annual meeting of stockholders. To identify such a nominee, the Nominating and Governance Committee will solicit recommendations from existing directors and senior management. These recommendations will be considered by the Committee along with any recommendations that have been received from stockholders as discussed below. The Committee may, in its discretion, retain a search firm to provide additional candidates.
The tenure range of our directors and director nominees is as follows:

Tenure on Board	Number of Directors and Director Nominees
More than 10 years	0
6-10 years	4
1-5 years	0
Prior to recommending to the Board that an existing director be nominated for election as a director at the Annual Meeting, the Committee will consider and review such director’s:

•	past Board and committee meeting attendance and performance;

•	length of Board service;

•	personal and professional integrity, including commitment to the Company’s core values;

•	relevant experience, skills, qualifications and contributions that the existing director brings to the Board; and

•	independence under applicable standards.
Among the qualifications and skills of a candidate considered important by the Nominating and Governance Committee are:

•	relevant skills, qualifications and experience;

•	independence under applicable standards;

•	business judgment;

•	service on boards of directors of other companies;

•	personal and professional integrity, including commitment to the Company’s core values;

•	openness and ability to work as part of a team;

•	willingness to commit the required time to serve as a Board member; and

•	familiarity with the Company and its industry.
The Nominating and Governance Committee also will consider the diversity of, and the optimal enhancement of the current mix of talent and experience on, the Board.
The Nominating and Governance Committee will treat recommendations for directors that are received from the Company’s stockholders equally with recommendations received from any other source; provided, however, that the recommendations must comply with the procedures outlined herein. To be considered by the Nominating and Governance Committee for the 2021 Annual Meeting, notice of a director candidate recommendation must be received by the Secretary of Hi-Crush by not later than the close of business on February 19, 2021 and not earlier than the close of business on January 20, 2021 and must comply with the requirements set forth in our Bylaws, including, but not limited to, submission of the following information:

•	the name, age and biography of the candidate, and such candidate’s written consent to serving as a director;

•
such other information that the Company may reasonably request and that is necessary to permit the Company to determine the eligibility of such candidate to serve as a director, including information relevant to a determination whether such person can be considered an independent director;

•	as to the stockholder giving the notice of nomination and the beneficial owner, if any, on whose behalf the nomination is made of the other business is proposed:

◦	the name and address of such stockholder making the recommendation, as that information appears on the Company’s books, and the name and address of such beneficial owner;

◦
the class or series and number of shares of stock of the Company which are owned of record by such stockholder and such beneficial owner making the recommendation as of the date of the notice, and a representation that the stockholder will notify the Company in writing within five business days after the record date for such meeting of the class or series and number of shares of stock of the Company owned of record by the stockholder and the beneficial owner as of the record date of the meeting; and

◦	a representation that such stockholder (or qualified representative of the stockholder) intends to appear at the meeting to make such nomination or propose such business.
Compensation of Directors
Prior to the Conversion, the executive officers of the general partner of Hi-Crush Partners LP who also served as directors of the general partner of Hi-Crush Partners LP did not receive additional compensation for their services as directors of the general partner of Hi-Crush Partners LP. Following the Conversion, our executive officers who are also members of our Board do not receive compensation for their services as members of our Board.
During 2019, each member of our Board, or the board of directors of the general partner of Hi-Crush Partners LP (the "GP Board") prior to the Conversion, was eligible to receive the following compensation:

•	Annual base retainer with a value equal to approximately $100,000;

•	Supplemental retainer with a value equal to approximately $25,000 for each chair of each committee of our Board; and

•	Supplemental retainer with a value equal to approximately $10,000 for service on each committee of our Board (excluding any service as the chair).
For 2019, the annual and supplemental retainers described above were paid two-thirds in the form of fully-vested common units of Hi-Crush Partners LP, which were granted in January 2019, and one-third in cash, which was paid quarterly in advance.
On May 31, 2019, in connection with the Conversion, we adopted the Hi-Crush Inc. Stock Ownership and Retention Guidelines (the "Ownership Guidelines"). Pursuant to the Ownership Guidelines, each of our non-employee directors is required to own shares of our common stock with a value equal to three times the amount of such non-employee director’s annual base retainer. The non-employee directors have until the later of (i) May 31, 2024, or (ii) five years following such director’s appointment to the Board to achieve compliance with the requisite ownership level. Until compliance is achieved, each non-employee director must retain at least half of the shares of our common stock granted to such director under the Hi-Crush Inc. Long Term Incentive Plan (as amended from time to time, the "LTIP"). As of December 31, 2019, each of our non-employee directors was in compliance with the Ownership Guidelines.

2019 Director Compensation Table
The following table sets forth the compensation earned by or paid to the non-employee directors during 2019.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(a)	Total ($)
John F. Affleck-Graves	$40,000	$80,408	$120,408
John Kevin Poorman	40,000	80,408	120,408
Joseph C. Winkler III	65,000	85,433	150,433

(a)
Amounts in this column represent the aggregate grant date fair value of common units of Hi-Crush Partners LP granted to the directors during 2019, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 ("FASB ASC Topic 718"). The FASB ASC Topic 718 value for the common units was calculated using the closing price per common unit on the date of grant applied to the total number of common units granted.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITOR
Under the rules and regulations of the SEC and the NYSE, the Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent auditor. In addition, the Audit Committee considers the independence of our independent auditor and is responsible for the review and evaluation of the independent auditor’s lead partner. The Audit Committee has appointed, and, as a matter of good corporate governance, is requesting ratification by the stockholders of the appointment of, the registered public accounting firm of Deloitte to serve as independent auditor for the fiscal year ending December 31, 2020. Deloitte has served as our independent auditor since 2017. The Audit Committee considered a number of factors in determining whether to re-engage Deloitte as the Company’s independent registered public accounting firm, including the length of time the firm has served in this role, the firm’s professional qualifications and resources, the firm’s past performance and the firm’s capabilities in handling the breadth and complexity of our business, as well as the potential impact of changing independent auditor.
The Board and the Audit Committee believe that the continued retention of Deloitte as the Company’s independent auditor is in the best interests of the Company and its stockholders. If stockholders do not ratify the selection of Deloitte, the Audit Committee may, but is not required to, evaluate the stockholder vote when considering the selection of a registered public accounting firm for the audit engagement for the 2021 fiscal year. In addition, if stockholders ratify the selection of Deloitte as independent auditor, the Audit Committee may nevertheless periodically request proposals from the major registered public accounting firms and as a result of such process may select Deloitte or another registered public accounting firm as our independent auditor.
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF DELOITTE AS OUR INDEPENDENT AUDITOR FOR THE FISCAL YEAR ENDING DECEMBER 31, 2020.

AUDITORS
Representatives of Deloitte are expected to attend the Annual Meeting and will have an opportunity to make a statement and to respond to appropriate questions from stockholders.
The following table presents fees billed or expected to be billed for professional audit services and other services rendered to the Company by Deloitte for the years ended December 31, 2019 and 2018.

	Year Ended December 31,
(in thousands)	2019	2018
Audit Fees	$1,031	$539
Audit-Related Fees (a)	50	100
Tax Fees (b)	—	—
All Other Fees (c)	—	—
Total Fees paid	$1,081	$639

(a)	Represents fees related to offering documents.

(b)	Represents fees related to tax return preparation.

(c)	Represents fees related to tax compliance and consulting.
Pre-Approval Policies and Procedures
All of the fees described above were approved by the Audit Committee. The Audit Committee is responsible for overseeing the audit fee negotiations associated with the retention of Deloitte to perform the audit of our annual consolidated financial statements and internal controls. The Audit Committee has adopted a pre-approval policy under which the Audit Committee pre-approves the audit, audit-related, tax, and other services performed by our independent registered public accounting firm to assure that providing such services does not impair the firm’s independence. In accordance with the pre-approval policy, the Audit Committee has pre-approved certain specified audit, audit-related, tax and other services to be provided by Deloitte if they are initiated within 12 months from the date of pre-approval (unless the Audit Committee specifically approves a different period). The Audit Committee will specifically pre-approve all other services. Finally, in accordance with the pre-approval policy, the Audit Committee has delegated pre-approval authority to its chairperson (or any Audit Committee member if the chairperson is unavailable). Any member who exercises this authority must disclose all such pre-approved services to the Audit Committee at its next scheduled meeting and must meet the applicable independence requirements of the NYSE and the Securities Exchange Act of 1934, as amended ("Exchange Act").
Audit Committee Report
The Audit Committee is composed solely of independent directors meeting the applicable requirements of the NYSE rules. The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for establishing and maintaining adequate internal control over financial reporting, for preparing the financial statements and for the reporting process. The Audit Committee members do not serve as professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The Company’s independent auditor is engaged to audit and report on the conformity of the Company’s financial statements to accounting principles generally accepted in the United States and the effectiveness of the Company’s internal control over financial reporting.
In this context, the Audit Committee reviewed and discussed with management and the independent auditor the audited financial statements for the year ended December 31, 2019 (the "Audited Financial Statements"), management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent auditor’s evaluation of the Company’s system of internal control over financial reporting. The Audit Committee has discussed with Deloitte, the Company’s independent auditor, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board ("PCAOB"). In addition, the Audit Committee has received the written disclosures and the letter from the independent auditor required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with the independent auditor the independent auditor’s independence.

Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board that the Audited Financial Statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, for filing with the SEC.
Members of the Audit Committee:

•	John F. Affleck-Graves

•	John Kevin Poorman

•	Joseph C. Winkler III

PROPOSAL 3: ADVISORY VOTE TO APPROVE COMPENSATION OF NEOs
Our executive compensation program is designed to attract and retain highly qualified individuals capable of contributing to the creation of value for our stockholders. The compensation of our NEOs is designed to be competitive with market practices and align the interests of our NEOs with those of our stockholders by tying compensation to the performance of the Company.
Stockholders are urged to read the Compensation Discussion and Analysis section of this Proxy Statement, which discusses how our compensation design and practices reflect our compensation philosophy. The Compensation Committee and the Board believe that our compensation practices are effective in implementing our compensation strategy and philosophy.
Pursuant to Section 14A of the Exchange Act, we are submitting this annual proposal to our stockholders for an advisory vote to approve the compensation of our NEOs. This proposal, commonly known as a "Say-on-Pay" proposal, gives stockholders the opportunity to express their views on the compensation of our NEOs for 2019. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs for 2019 and the principles, policies and practices described in this Proxy Statement. Accordingly, the following resolution is submitted for stockholder vote at the Annual Meeting:
"RESOLVED, that the stockholders of Hi-Crush Inc. approve, on an advisory basis, the compensation of its NEOs as disclosed in the Proxy Statement for the 2020 Annual Meeting pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and other related tables and disclosures."
As this is an advisory vote, the result is not likely to affect previously granted compensation. The Compensation Committee will consider the outcome of the vote when evaluating our compensation practices going forward.
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NEOs FOR 2019, AS DESCRIBED IN THIS PROXY STATEMENT.

PROPOSAL 4: ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES TO APPROVE EXECUTIVE COMPENSATION
The Dodd-Frank Wall Street Reform and Consumer Protection Act enables our stockholders to indicate how frequently we should seek a non-binding advisory vote on the compensation of our NEOs, as disclosed pursuant to the SEC’s compensation disclosure rules (commonly referred to as a "Say-on-Frequency" vote). By voting on this proposal, stockholders may indicate, on a non-binding advisory basis, whether the say-on-pay advisory vote should occur every year, every two years or every three years, or abstain on this matter.
We value the feedback of our stockholders regarding the design and administration of our executive compensation program. As discussed in greater detail in the Compensation Discussion and Analysis, our executive compensation program is structured to emphasize performance-based and variable compensation, particularly over the long-term. Given the emphasis on long-term performance results in the design of our executive compensation program, the Board has determined that holding non-binding advisory votes on the compensation of our NEOs every three years will allow for a more thoughtful assessment of our programs by focusing on multi-year pay and performance outcomes and de-emphasizing the impact of short-term industry cyclicality.

Stockholders may cast their vote on their preferred voting frequency by choosing among the following frequency options (not solely for or against the recommendation of the Board):

•	Choice 1—every year;

•	Choice 2—every two years;

•	Choice 3—every three years; or

•	Choice 4—abstain from voting.
As this is an advisory vote, the result of the vote is not binding on the Board. However, the Board will take into account the result of the vote when determining the frequency of future Say-on-Pay votes.
THE BOARD RECOMMENDS A VOTE FOR THE FREQUENCY OF "EVERY THREE YEARS" FOR FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR NEOs.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
General
This Compensation Discussion and Analysis identifies the elements of compensation and explains the compensation objectives and practices for the individuals identified in the following table, our NEOs, for the year ended December 31, 2019.

Name	Principal Position
Robert E. Rasmus	Chief Executive Officer ("CEO") and Chairman of the Board (Principal Executive Officer)
Laura C. Fulton	Former Chief Financial Officer (Principal Financial Officer) (a)
Michael Alan Oehlert	Chief Operating Officer (b)
Mark C. Skolos	General Counsel, Chief Compliance Officer and Secretary
William E. Barker	Former Principal Strategy Officer (c)

(a)	Ms. Fulton resigned as Chief Financial Officer, effective December 31, 2019. She was succeeded on January 1, 2020 by J. Philip McCormick, Jr.

(b)	Mr. Oehlert was appointed as Chief Operating Officer, effective May 21, 2019.

(c)	Mr. Barker resigned as Principal Strategy Officer, effective March 15, 2019.
Prior to the Conversion, the GP Board had responsibility and authority for all compensation-related decisions for our CEO and, following consultation with and recommendation by our CEO, for our other NEOs. In connection with the Conversion, we established the Compensation Committee. Following the Conversion, the Compensation Committee, rather than the Board, generally has responsibility and authority for all compensation-related decisions for our CEO and, following consultation with and recommendation by our CEO, for our other NEOs.
Our Compensation Philosophy
Our executive compensation program is intended to align the interests of our management team with those of our stockholders by motivating our executive officers to achieve strong financial and operating results for us, which we believe closely correlates to generating long-term stockholder value. In addition, our program is designed to generally achieve the following objectives:

•	Provide a competitive level of compensation to attract and retain talented executive officers;

•	Reward and encourage maximum corporate and individual performance; and

•	Promote accountability and align the interests of executive officers with the interests of our stockholders.

The chart below highlights several features of our executive compensation program.

What We Do	What We Don’t Do
✓ Pay for performance	✗ No excessive perquisites
✓ Retain an independent compensation consultant	✗ No tax gross-ups
✓ Use an appropriate peer group in determining compensation elements and levels of pay	✗ No current dividend payments on unvested equity awards
✓ Maintain stock ownership guidelines	✗ No hedging or pledging of Company securities
✓ Maintain a clawback policy that applies to cash and equity incentive compensation
Process for Determining Compensation
Compensation Committee
Following the Conversion, determinations with respect to the compensation of our NEOs are ultimately made by the Compensation Committee. Each member of the Compensation Committee meets the independence standards established by the NYSE. The Compensation Committee Charter generally provides the Compensation Committee with authority to review, evaluate and approve our agreements, plans, policies and programs for compensation of our executive officers and directors. In exercising its authority under the Compensation Committee Charter, the Compensation Committee’s goal is to develop and implement compensatory arrangements that further our compensation philosophy. For more detailed information regarding the Compensation Committee, the current Compensation Committee Charter is posted under "Corporate Documents" within the "Corporate Governance" subsection of the "Investors" section of our website at www.hicrushinc.com.
Role of Management
Mr. Rasmus, our CEO, reviews performance against Company performance metrics, evaluates NEO performance against his or her individual goals, and makes recommendations to the Compensation Committee regarding the compensation of all of our NEOs, other than himself; however, the Compensation Committee makes the final determinations with respect to each NEO’s compensation. The Compensation Committee meetings also include members of the human resources and legal teams to answer questions and provide input as requested and to record the minutes of the meetings.
Compensation Consultants
Prior to the Conversion, the GP Board engaged BDO USA LLP ("BDO") as its independent compensation consultant. During the year ended December 31, 2019, BDO provided advice to and worked alongside the GP Board in reviewing and adjusting our executive compensation program, including the implementation of compensation-related policies in connection with the Conversion. BDO provided the GP Board with relevant market and peer group compensation data and information on current trends and developments regarding executive officer and director compensation. The information provided by BDO was utilized by the GP Board in making decisions regarding executive officer and director compensation.
BDO reported directly and exclusively to the GP Board and did not provide any other services to us, management or our affiliates. BDO did not make compensation-related decisions for the GP Board, the Compensation Committee, the Board or otherwise with respect to us, and while the GP Board generally reviewed and considered information and recommendations provided by BDO, the GP Board always retained the authority to make all compensation-related decisions. During 2019, and after taking into consideration the factors listed in Section 303A.05(c)(iv) of the NYSE Listed Company Manual, the GP Board concluded that neither it nor the Company has any conflicts of interest with BDO and that BDO is independent from management.
Following the Conversion, the Compensation Committee engaged Pearl Meyer & Partners, LLC ("Pearl Meyer") as its new independent compensation consultant. Pearl Meyer provided the Compensation Committee with relevant market and peer group compensation data and information on current trends and developments regarding executive officer and director compensation, which was utilized by the Compensation Committee in making determinations regarding executive officer compensation following the Conversion.
Pearl Meyer reported directly and exclusively to the Compensation Committee and did not provide any other services to us, management or our affiliates. Pearl Meyer did not make compensation-related decisions for the Compensation Committee, the Board or otherwise with respect to us, and while the Compensation Committee generally reviewed and considered information and recommendations provided by Pearl Meyer, the Compensation Committee retains the authority to make all compensation-related decisions. During 2019, and after taking into consideration the factors listed in Section 303A.05(c)(iv) of the NYSE Listed Company Manual, the Compensation Committee concluded that neither it nor the Company has any conflicts of interest with Pearl Meyer and that Pearl Meyer is independent from management.

Peer Group Review and Selection
Each year in which the GP Board retained BDO as its independent compensation consultant, BDO prepared an analysis covering all major components of total compensation, including annual base salary, annual short-term cash incentive and long-term incentive awards for the NEOs. Prior to the Conversion, the GP Board used the information provided by BDO to compare the levels of annual base salary, annual short-term cash incentive and long-term equity incentive awards at the peer companies with those of our NEOs to ensure that the compensation of our NEOs is both consistent with our compensation philosophy and competitive relative to the compensation for executive officers of the peer companies.
2018 Peer Group
In 2018, BDO was asked to develop and recommend an updated compensation benchmarking peer group to determine 2019 annual short-term cash incentive award targets as well as to develop a performance peer group of companies against which to measure our total stockholder return ("TSR") performance in lieu of the Alerian MLP index of companies. In developing a new benchmarking peer group, BDO consulted with members of the GP Board as well as management. Potential peer companies were considered whose size, as measured by market capitalization, total assets, and EBITDA, may be substantially greater than that of the Company but for which helpful data is available through public filings. To account for company size, BDO used multiple regression analysis of peer data to predict what a reasonable total compensation amount might be for a unique executive position. BDO believed that larger sample sizes result in stronger correlations of data.
Upon completion of the due diligence, we removed five companies from the peer group due to M&A activity or financial size considerations and added 13 new peer companies for a total of 26 peer companies (the "2018 Peer Group").
The 2018 Peer Group was used by BDO to complete the benchmarking study to review and establish overall competitive compensation targets for 2019 for our NEOs:

American Midstream Partners, LP	Dominion Midstream Partners, LP	NuStar Energy L.P.
Antero Midstream Partners LP	Energen Corporation*	Range Resources Corporation*
Boardwalk Pipeline Partners, LP	FTS International, Inc.*	SemGroup Corporation*
Callon Petroleum Company*	Genesis Energy, L.P.	Summit Midstream Partners, LP
Centennial Resource Development, Inc.*	Holly Energy Partners LP	Tallgrass Energy Partners LP
Cimarex Energy Company*	Liberty Oilfield Services Inc.	U.S. Silica Holdings, Inc.
Concho Resources Inc.*	Martin Midstream Partners L.P.	Unit Corporation*
Covia Holdings Corporation	Matador Resources Company*	Western Gas Partners, LP*
Diamondback Energy, Inc.*	Newfield Exploration Company*

*	These companies were added to the 2018 Peer Group.
2019 Peer Group
In 2019, Pearl Meyer developed and recommended an updated compensation benchmarking peer group to compare the levels of annual base salary, annual short-term cash incentive and long-term equity incentive awards at the peer companies with those of our NEOs to ensure that the compensation of our NEOs is both consistent with our compensation philosophy and competitive relative to the compensation for executive officers of the peer companies. Based on Pearl Meyer’s observations and due diligence, we removed 13 companies and added 12 companies in 2019 for a total of 21 peer companies (the "2019 Peer Group").
The 2019 Peer Group, as set forth below, was used by Pearl Meyer to complete the 2019 compensation study to review and establish appropriate incentive plan design and program governance and to determine competitive pay levels for our NEOs.

Archrock, Inc.*	FTS International, Inc.	QEP Resources, Inc.*
Basic Energy Services, Inc.*	HighPoint Resources Corporation*	Smart Sand, Inc.*
Callon Petroleum Company	Jagged Peak Energy Inc.*	SRC Energy Inc.*
Centennial Resource Development, Inc.	Key Energy Services, Inc.*	Summit Midstream Partners, LP
Covia Holdings Corporation	Matador Resources Company	Third Coast Midstream, LLC
Dril-Quip, Inc.*	Newpark Resources, Inc.*	U.S. Silica Holdings, Inc.
Eagle Materials Inc.*	Nine Energy Service, Inc.*	Unit Corporation

*	These companies were added to the 2019 Peer Group

Components of Executive Compensation
Our executive compensation program is primarily comprised of the following components:

•	Base salary;

•	Annual short-term cash incentive awards;

•	Long-term equity incentive awards; and

•	Benefits.
Annual short-term cash incentive awards and long-term equity incentive awards represent the performance driven elements of the compensation program, while the base salary and benefits provide for fixed levels of compensation for each of the NEOs. The following section describes how we utilized these compensation components during 2019 for our NEOs.
Base Salary
Base salary is paid in cash and is a component which recognizes each NEO’s unique value and contributions to our success in light of salary norms in the industry. Base salaries provide our NEOs with regularly paid income and reflect each NEO’s position and level of responsibility. Prior to the Conversion, the GP Board reviewed base salaries on an annual basis and made adjustments as necessary to maintain a competitive executive compensation structure. Following the Conversion, the Compensation Committee has continued the practice of annually reviewing base salaries.
On November 11, 2019, the Compensation Committee determined that it was generally appropriate to maintain the base salaries of each of the NEOs at the same level, other than for Mr. Oehlert’s base salary, which was increased by $85,000 to recognize his promotion to Chief Operating Officer and align his base salary with similarly-situated executives of our peer companies. The actual base salaries paid to our NEOs during the year ended December 31, 2019 are set forth in the "Summary Compensation Table." The table below sets forth the base salary for each NEO as of December 31, 2019 and 2018:

	Annual Base Salary			Approximate Percent Change
	December 31,
Name	2018	2019
Robert E. Rasmus	$600,000	$600,000		—%
Laura C. Fulton	365,000	365,000		—%
Michael Alan Oehlert	290,000	375,000		30%
Mark C. Skolos	335,000	335,000		—%
William E. Barker	260,000	—	(a)	—%

(a)	Prior to his resignation on March 15, 2019, Mr. Barker’s annual base salary was $260,000.
Annual Short-Term Cash Incentive
Under our short-term incentive plan (the "STI"), annual cash incentives are provided to executives to promote the achievement of our near-term performance goals and objectives. Target incentive opportunities under the STI are established as a percentage of each NEO’s base salary as of the end of the applicable fiscal year. Earned incentive amounts are based on the attainment of pre-established financial goals, operational performance and individual performance objectives related to strategic activities for the function or business unit as applicable.
Our goal is to set incentive target awards at levels that make total direct compensation competitive with comparable companies, including our peer group companies, for the skills, experience and requirements of similar positions in order to attract and retain top talent. Prior to the Conversion, the GP Board determined the following target STI opportunities for 2019 for our NEOs (the "2019 STI program"), other than Mr. Barker who announced his resignation prior to the establishment of the 2019 STI program:

Name	2019 Targeted STI Opportunity
Robert E. Rasmus	100% of base salary
Laura C. Fulton (a)	100% of base salary
Michael Alan Oehlert	65% of base salary
Mark C. Skolos	85% of base salary

(a)	As a result of her resignation, Ms. Fulton did not receive a payment related to the 2019 STI program.

Payouts under the 2019 STI program may range from 0% (if the threshold level of performance is not achieved) to 200% (if the maximum level of performance is achieved). Payouts for the 2019 STI program were determined based on a combination of (i) financial growth objectives and (ii) strategic operating and individual performance indicators. In determining the appropriate mix of performance objectives, the GP Board generally sought to identify those performance goals and objectives that align with our strategies to optimize the performance of the Company. The mix of performance measures applicable to each of the NEO’s STI payout for the year ended December 31, 2019 is as follows:

Name	Financial Growth Objectives	Applicable Strategic Operating and Individual Objectives
Robert E. Rasmus	60%	40%
Laura C. Fulton (a)	60%	40%
Michael Alan Oehlert	60%	40%
Mark C. Skolos	60%	40%

(a)	As a result of her resignation, Ms. Fulton did not receive a payment related to the 2019 STI program.
Financial Growth Objectives. We awarded payments under the 2019 STI Program based in part on the financial growth objectives as set forth below:

Financial Growth Objective:	Rationale for Selecting Financial Growth Objective:
Adjusted EBITDA:*
The Company’s earnings before interest, tax, depreciation, depletion and amortization, adjusted for any non-cash impairments of goodwill and other assets, change in estimated fair value of contingent consideration, earnings (loss) from equity method investments, gain on remeasurement of equity method investments, loss on extinguishment of debt and non-recurring business development costs and other items, as compared to the budgeted Adjusted EBITDA for 2019.

Because the annual budget is developed each year by executive management and the Board based upon extensive input and reviews by the sales, production, logistics, distribution operations, human resources, inventory, and financial teams, Adjusted EBITDA serves as a key indicator of the short-term financial performance of our assets without regard to financing methods, capital structure or historical cost basis.

Year-Over-Year Total Stockholder Return ("TSR") Growth:
A measure of the growth of our TSR over 2019 based on the closing price of a common unit of Hi-Crush Partners LP on December 31, 2018 of $3.58 and the closing price of a share of our common stock on December 31, 2019 of $0.88 (no quarterly distributions or dividends during 2019).
Allows us to compare annual return performance to similarly situated companies and reinforces our object to drive near-term and long-term value creation.

*
For more information regarding our calculation of Adjusted EBITDA for the year ended December 31, 2019, please see page 40 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

The weighting of these financial growth performance measures, the threshold, target and maximum levels of performance, the actual results and pay percentage for the year ended December 31, 2019 are set forth in the table below:

Financial Growth Objective	Weighting	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)	Actual Result	Payout Percentage
Adjusted EBITDA	50%	$126.5 million	$158.1 million	$189.7 million	$67.4 million	0%
Year-Over-Year TSR Growth	50%	10%	15%	20%	(75)%	0%
		Total Payout Percentage for Financial Growth Objectives				0%

Applicable Strategic and Operating Objectives. In addition to financial growth objectives, the awards under the 2019 STI program are contingent upon the achievement of goals tied to applicable strategic operating and individual performance indicators, which are unique and specific to each NEO. The GP Board selected the strategic operating and individual performance indicators for each NEO to emphasize the unique components of that NEO’s responsibilities. Under the strategic, operating and individual performance indicators, achievement of threshold performance results in a 50% payout percentage for such indicator, achievement of target performance results in a 100% payout percentage for such indicator and achievement of maximum performance results in a 150% payout percentage for such indicator. The following tables for each of the NEOs, other than Mr. Barker for whom STI performance measures were not set for 2019 due to his resignation, describes the threshold, target and maximum levels of performance, the actual results and the pay percentage for the year ended December 31, 2019 for such NEO’s performance metrics under the 2019 STI program:
Robert E. Rasmus

Performance Objective	Weighting	Actual Performance Achievement Result	Payout Percentage
Financial Growth Objectives	60%	Below Threshold	0%
Strategic Goal 1: expanding market share and customer base	10%	Maximum	15%
Strategic Goal 2: development of alternative forms of in-basin transportation	15%	Threshold	7.5%
Strategic Goal 3: improvements in cost structure	15%	Maximum	22.5%
Total Payout Percentage for Mr. Rasmus			45%
Laura C. Fulton

Performance Objective	Weighting	Actual Performance Achievement Result	Payout Percentage
Financial Growth Objectives	60%	Below Threshold	0%
Strategic Goal 1: timing of the Conversion	10%	Maximum	15%
Strategic Goal 2: improvements in corporate taxes	5%	Target	5%
Strategic Goal 3: limiting ABL borrowings	2%	Maximum	3%
Strategic Goal 4: improvements in cost structure	13%	Maximum	19.5%
Strategic Goal 5: internal controls over financial reporting	5%	Threshold	2.5%
Strategic Goal 6: compliance with the SEC, NYSE, the IRS and other financial regulators	5%	Target	5%
Total Payout Percentage for Ms. Fulton (a)			50%

(a)	As a result of her resignation, Ms. Fulton did not receive a payout under the 2019 STI program.
Michael Alan Oehlert

Performance Objective	Weighting	Actual Performance Achievement Result	Payout Percentage
Financial Growth Objectives	60%	Below Threshold	0%
Strategic Goal 1: expanding market share and customer base	10%	Maximum	15%
Strategic Goal 2: development and implementation of inventory management and trucking operations technology	5%	Target	5%
Strategic Goal 3: implementation of strategic, profitable sales and business development initiatives	5%	Below Threshold	0%
Strategic Goal 4: improvements in cost structure	10%	Maximum	15%
Operational Goal 1: expansion of equipment utilization by customers	5%	Below Threshold	0%
Operational Goal 2: safety and environmental priority and performance	5%	Between Target and Maximum	5.5%
Individual Performance Adjustment			1.33x
Total Payout Percentage for Mr. Oehlert (a)			53.33%

(a)
The total payout percentage takes into account discretionary adjustments for recognition of individual contributions to strategic goals and performance not captured in the above scorecard items along with internal equity considerations.

Mark C. Skolos

Performance Objective	Weighting	Actual Performance Achievement Result	Payout Percentage
Financial Growth Objectives	60%	Below Threshold	0%
Strategic Goal: timing of the Conversion	20%	Maximum	30%
Operational Goal 1: safety and environmental priority and performance	20%	Between Target and Maximum	22.5%
Individual Performance Adjustment			0.73x
Total Payout Percentage for Mr. Skolos (a)			38.5%

(a)	The total payout percentage takes into account discretionary adjustment in consideration of internal equity.
When determining the payment of individual STI awards for the year, the Compensation Committee considered recommendations made by the CEO, which are based on his evaluation of whether, and to what extent, the financial, strategic and operational goals for the year ended December 31, 2019 were achieved. Mr. Rasmus also made recommendations to the Compensation Committee based on his assessment of the individual performance of each of the other NEOs in executing their goals and objectives, which align to strategic scorecard opportunities. Any STI award paid to the CEO is determined by the Compensation Committee based upon a similar review performed as described above without input from the CEO.
Long-Term Incentive Compensation
In connection with the Conversion, following approval by the unitholders of Hi-Crush Partners LP, we adopted the LTIP for employees, officers, consultants and directors of the Company. The LTIP replaced the Hi-Crush Partners LP First Amended and Restated Long-Term Incentive Plan (the "Partnership LTIP"), which was cancelled in connection with the Conversion. Each of our NEOs are eligible to participate in the LTIP, which, at the discretion of the Compensation Committee or the Board, provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, stock awards, dividend equivalents, other stock-based awards, cash awards and substitute awards.
Benefits
We do not maintain a defined benefit or pension plan for our NEOs because we believe such plans primarily reward longevity rather than performance. We provide benefits to all of our employees, including the NEOs, including health, dental, vision, basic term life insurance, personal accident insurance and short and long-term disability coverage.
We also maintain a 401(k) plan for our employees, including the NEOs. For the year ended December 31, 2019, we provided a 100% dollar-for-dollar matching contribution under the 401(k) plan on the first 2% of eligible compensation contributed to the plan and a 50% matching contribution on the next 4% of eligible compensation contributed to the plan, up to $11,200. The 401(k) matching contribution vests in four installments with the first 25% vesting upon completion of one year of service and an additional 25% vesting each year thereafter.
Impact of the Conversion on Outstanding Equity Awards
At the effective time of the Conversion, (i) each outstanding time-based phantom unit ("TPU") award under the Partnership LTIP, including those held by our NEOs, was converted into a restricted stock unit ("RSU") award under the LTIP and (ii) each outstanding performance based phantom unit ("PPU") award under the Partnership LTIP, including those held by our NEOs, was converted into a performance share unit ("PSU") award under the LTIP, in each case, with substantially the same terms and conditions (including with respect to vesting) applicable to such award immediately prior to the Conversion, representing the right to receive a number of shares of our common stock equal to the number of common units of the Partnership subject to such award immediately prior to the Conversion.
All distribution equivalent rights granted in tandem with a corresponding TPU award or PPU award outstanding immediately prior to the Conversion was converted into dividend equivalent rights ("DERs"), with substantially the same terms and conditions (including with respect to vesting) applicable to such distribution equivalent rights immediately prior to the Conversion, representing the right to receive (i) any amounts accrued under the distribution equivalent right as of the effective time of the Conversion and (ii) any dividends paid by us from and after the Conversion with respect to the number of shares of our common stock subject to the RSU award or PSU award to which such DER relates.

Actions Taken Following 2019 Fiscal-Year End
Laura Fulton Separation Agreement
In connection with Ms. Fulton’s resignation as Chief Financial Officer, effective December 31, 2019, and her subsequent separation from employment on January 3, 2020, Ms. Fulton entered into a Separation and Release Agreement with Hi-Crush Services LLC and the Company (the "Fulton Separation Agreement"), pursuant to which certain outstanding equity awards were accelerated in exchange for a comprehensive release of claims. Please see below under "Potential Payments Upon Termination or Change in Control—Fulton Separation Agreement" for more information regarding the terms of the Fulton Separation Agreement.
Other Compensation Related Matters
Stock Ownership and Retention Guidelines
On May 31, 2019, in connection with the Conversion, we adopted the Ownership Guidelines. Pursuant to the Ownership Guidelines, each of our NEOs are required to own shares of our common stock with a value equal to a specified multiple of such NEO’s annual base salary, as set forth below:

Officer Level	Ownership Guideline
Chief Executive Officer	5x annual base salary
Chief Financial Officer	3x annual base salary
Other NEOs	3x annual base salary
The NEOs will have until the later of (i) May 31, 2024, or (ii) five years following such NEO’s appointment as an executive officer to achieve compliance with the requisite ownership level. Until compliance is achieved, each NEO must retain at least half of the after-tax shares of our common stock obtained from the grant or settlement of awards under the LTIP. As of December 31, 2019, each of our NEOs was in compliance with the Ownership Guidelines.
Clawback Policy
On May 31, 2019, in connection with the Conversion, we adopted the Hi-Crush Inc. Compensation Recoupment and Clawback Policy (the "Clawback Policy"). Under the terms of the Clawback Policy, in the event of a (i) restatement of our financial statements due to material non-compliance with any financial reporting requirement under applicable securities laws and (ii) a determination by the administrator of the Clawback Policy that such restatement is due in whole or in substantial part to fraud or intentional misconduct by a covered individual, the administrator may cause the Company to recover the amount of any cash or equity incentive compensation granted, awarded or paid to such covered individual during the fiscal periods covered by such restatement. Each officer, including our NEOs and former officers who have separated within the preceding two years, are considered "covered individuals" for purposes of the Clawback Policy. The Board, or a committee thereof designed by the Board, acts as the administrator of the Clawback Policy.
Risk Assessment Related to our Compensation Program
We believe that the compensation plans and programs for our NEOs, as well as our other employees, are appropriately structured and are not reasonably likely to result in material risk to the Company. We believe these compensation plans and programs are structured in a manner that does not promote excessive risk-taking that could harm the value of us or reward poor judgment. We also believe that compensation has been allocated among base salary and incentive compensation in such a way that does not encourage excessive risk-taking. Under our STI program, annual cash incentives are provided to our executive officers to promote achievement of our short-term strategic objectives.
Tax and Accounting Implications of Equity-Based Compensation Arrangements
The Compensation Committee and the Company review and consider the tax, accounting and securities law implications of our executive compensation program.
Following the Conversion, we are now subject to the deduction limitations under Section 162(m) of the Code ("Section 162(m)"). Section 162(m) prohibits deductions for compensation paid in excess of $1 million during a single fiscal year to certain executive officers. We take the economic effects of Section 162(m) into consideration when determining the structure, implementation and value of compensation paid to our executive officers, including the deductibility of our executive compensation program. In doing so, we reserve the right to pay non-deductible compensation to our executive officers if the Compensation Committee determines that such compensation is in the best interests of the Company.

Historically, all equity-based compensation is accounted for under the rules of the FASB ASC Topic 718. This rule requires the Company to estimate the expense of each equity award over the vesting period of the award and record it as such. We did not grant any equity-based compensation to our NEOs during the year ended December 31, 2019. We are also obligated to record cash-based awards as an expense at the time our payment obligation is accrued.
Compensation Committee Report
The information contained in this Compensation Committee Report shall not be deemed to be "soliciting material" or to be "filed" with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act, or the Exchange Act, except to the extent that the Company specifically incorporates such information by reference in such filing.
The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis required by Item 402 of Regulation S-K promulgated by the SEC with management of the Company and, based on such review and discussions, the Compensation Committee recommended to the Board that such Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.
Members of the Compensation Committee of the Board:

•	John F. Affleck-Graves, Chair

•	John Kevin Poorman

•	Joseph C. Winkler III
Summary Compensation Table
The following table sets forth information regarding the compensation awarded to, earned by or paid to our NEOs during the fiscal years ended December 31, 2019, 2018 and 2017:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Equity Awards ($)	Non-Equity Incentive Plan Compensation ($)(d)	All Other Compensation ($)(e)	Total ($)
Robert E. Rasmus Chief Executive Officer	2019	$600,000	$—	$—	$270,000	$205,613	$1,075,613
	2018	600,000	—	1,608,750	—	99,619	2,308,369
	2017	600,000	—	1,607,996	725,000	49,759	2,982,755
Laura C. Fulton (a) Former Chief Financial Officer	2019	365,000	—	—	—	108,373	473,373
	2018	365,000	—	651,931	—	56,733	1,073,664
	2017	332,692	—	668,062	350,000	27,397	1,378,151
Michael Alan Oehlert (b) Chief Operating Officer	2019	188,269	31,281	—	98,719	20,449	338,718
Mark C. Skolos General Counsel, Chief Compliance Officer and Secretary	2019	335,000	—	—	110,000	101,104	546,104
	2018	335,000	—	523,556	100,000	49,067	1,007,623
	2017	279,616	—	594,577	335,000	29,800	1,238,993
William E. Barker (c) Former Principal Strategy Officer	2019	63,844	—	—	—	22,979	86,823
	2018	260,000	—	383,122	100,000	30,001	773,123
	2017	232,308	—	382,468	175,000	15,615	805,391

(a)	Ms. Fulton resigned as Chief Financial Officer, effective December 31, 2019. She was succeeded on January 1, 2020 by J. Philip McCormick, Jr.

(b)	Mr. Oehlert was appointed as Chief Operating Officer, effective May 21, 2019.

(c)	Mr. Barker resigned as Principal Strategy Officer, effective March 15, 2019.

(d)
Short-term cash incentive awards under our 2019 STI program were paid in February 2020 and are reported in part in the "Bonus" column for the portion of the award reflecting the discretionary upwards adjustment and in part in the "Non-Equity Incentive Plan Compensation" column for the remainder. For more details regarding our 2019 STI program, please see "Compensation Discussion and Analysis—Components of Executive Compensation—Annual Short-Term Cash Incentive" above.

(e)
Amounts in this column reflect matching 401(k) contributions made by Hi-Crush Services LLC, cash dividends on vested equity awards and cell phone and auto allowances, as provided in the table for the fiscal year ended December 31, 2019:

Name	401(k) Matching Contributions ($)	Cash Dividends on Vested Equity Awards ($)	Cell Phone Allowances ($)	Auto Allowances ($)	Total ($)
Robert E. Rasmus	$—	$205,613	$—	$—	$205,613
Laura C. Fulton	11,200	95,979	1,194	—	108,373
Michael Alan Oehlert	7,255	—	1,194	12,000	20,449
Mark C. Skolos	7,296	81,808	—	12,000	101,104
William E. Barker	5,600	17,149	230	—	22,979
Grants of Plan-Based Awards
The following table includes information regarding the STI awards granted to the NEOs during the year ended December 31, 2019. No equity or equity-based awards were granted to the NEOs under the Partnership LTIP or the LTIP during the year ended December 31, 2019.

	Estimated Future Payouts under Non-Equity Incentive Plan Awards (c)
Name	Threshold ($)	Target ($)	Maximum ($)
Robert E. Rasmus	$300,000	$600,000	$1,200,000
Laura C. Fulton (a)	182,500	365,000	730,000
Michael Alan Oehlert	121,875	243,750	487,500
Mark C. Skolos	142,375	284,750	569,500
William E. Barker (b)	—	—	—

(a)	As a result of her resignation, Ms. Fulton did not receive a payment related to the 2019 STI program.

(b)
Mr. Barker announced his resignation prior to the establishment of the 2019 STI program, and as a result, he was not granted an STI award and hence no threshold, target or maximum payout was established for him.

(c)
Amounts shown represent the threshold, target and maximum payouts under the 2019 STI program. If performance levels are achieved below threshold, then the payout for one or more of the components of the 2019 STI program may be zero. For more details regarding our 2019 STI program, please see "Compensation Discussion and Analysis—Components of Executive Compensation—Annual Short-Term Cash Incentive" above.

Narrative Disclosure to the Summary Compensation Table and Grants of Plan-Based Awards in 2019 Table
On September 19, 2019, the Company and Hi-Crush Services LLC entered into an Amended and Restated Employment Agreement with each of Mr. Rasmus, Ms. Fulton and Mr. Skolos (collectively, the "Amended Employment Agreements"). The Amended Employment Agreements have an initial term of one year, with automatic extensions for additional one-year periods unless either party provides at least 30 days’ advance written notice of non-renewal.
Pursuant to the Amended Employment Agreements, Mr. Rasmus is entitled to an annualized base salary of $600,000, Ms. Fulton was entitled to an annualized base salary of $365,000 and Mr. Skolos is entitled to an annualized base salary of $335,000. The Amended Employment Agreements also provide (or, in the case of Ms. Fulton, provided) eligibility to receive discretionary bonus compensation and discretionary equity awards under our LTIP for each calendar year in which the applicable NEO is employed by the Company.
In connection with Mr. Oehlert’s appointment as Chief Operating Officer on May 21, 2019, the Company and Hi-Crush Services LLC entered into an employment agreement with him that has substantially the same terms as the Amended Employment Agreements (the "Oehlert Employment Agreement"). Pursuant to the Oehlert Employment Agreement, Mr. Oehlert is entitled to an annualized base salary of $290,000 and is eligible to receive discretionary bonus compensation for each calendar year that he is employed by the Company with a target bonus for the 2019 calendar year equal to 65% of his base salary. In addition, the Oehlert Employment Agreement provides Mr. Oehlert with eligibility to participate in the LTIP and sets his initial long term incentive award target value as 165% of his base salary. Mr. Oehlert’s base salary was increased to $375,000 on November 11, 2019.
Prior to his resignation, Mr. Barker did not have an employment agreement.

See "Potential Payments Upon Termination of Employment or Change in Control—Employment Agreements" for a description of the payments potentially payable to the NEOs upon certain terminations or upon a change in control pursuant to the employment agreements.
Outstanding Equity Awards at Fiscal Year-End
The following table sets forth the outstanding equity awards under our LTIP for the NEOs as of December 31, 2019:

	Outstanding Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(a)	Market Value of Shares or Units of Stock That Have Not Vested ($)(b)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(c)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(b)
Robert E. Rasmus	322,525	$283,822	112,500	$99,000
Laura C. Fulton (d)	145,638	128,161	50,695	44,612
Michael Alan Oehlert	46,763	41,151	—	—
Mark C. Skolos	120,282	105,848	40,712	35,827
William E. Barker (e)	—	—	—	—

(a)
Amounts in this column represent RSU awards originally granted as TPUs held by each NEO. The RSU awards vest pro-rata over the applicable remaining vesting dates as follows, subject to the NEO’s continued employment:

Name	Number of Unvested RSUs	Remaining Vesting Dates
Robert E. Rasmus	45,239	December 14, 2020
	225,000	December 21, 2020 and December 21, 2021
Laura C. Fulton	23,334	December 8, 2020
	101,389	December 21, 2020 and December 31, 2021
Michael Alan Oehlert	12,712	July 2, 2020 and July 2, 2021
	21,084	August 1, 2020
	12,967	September 27, 2020 and September 27, 2021
Mark C. Skolos	21,429	December 8, 2020
	81,424	December 21, 2020 and December 21, 2021
This column also includes PSU awards originally granted as PPUs in December 2017 (the "2017 PSUs") held by each NEO for which performance was achieved as of December 31, 2019, but which were not vested and settled until the Compensation Committee certified performance results on January 29, 2020. Performance with respect to the 2017 PSUs was achieved and is reported in the above table at 61% of target, and the PSUs vested and settled on January 29, 2020, except with respect to the 2017 PSUs held by Ms. Fulton, which vested and were settled in connection with her separation, as described below under "Potential Payments Upon Termination or a Change in Control—Fulton Separation Agreement." The following number of 2017 PSUs are reflected in this column for the NEOs: For Mr. Rasmus, 52,286 PSUs; for Ms. Fulton, 20,915 PSUs; and for Mr. Skolos, 17,429 PSUs.

(b)
The values in these columns were calculated by multiplying the number of shares underlying the equity awards reported in the immediately preceding column by $0.88, the closing price of a share of our common stock on December 31, 2019.

(c)
The amounts in this column represent PSU awards originally granted as PPUs in December 2018 (the "2018 PSUs") held by each NEO. The 2018 PSUs vest over a range of 0% to 200% within 45 days after December 31, 2021, subject to satisfaction of the applicable TSR performance conditions. Based on performance as of December 31, 2019, the 2018 PSUs would have been earned below the threshold level of payout, and in accordance with the SEC rules, the number of 2018 PSUs reflected in this column is based on the threshold amount, or 50% of the target number of 2018 PSUs. For the 2018 PSUs, the actual number of PSUs earned based on actual performance over the full performance period may be higher or lower than the amount included in this table.

(d)
Certain of Ms. Fulton’s outstanding RSU and PSU awards that are reflected in this table were accelerated in connection with her separation, as described below under "Potential Payments Upon Termination or a Change in Control—Fulton Separation Agreement."

(e)
Any unvested equity awards previously held by Mr. Barker were forfeited and cancelled in accordance with the terms of the award agreements governing such awards in connection with his resignation on March 15, 2019, as described below under "Potential Payments Upon Termination or a Change in Control—Barker Resignation."

Option Exercises and Stock Vested
The following table sets forth information regarding equity-based awards under the LTIP (and prior to the Conversion, the Partnership LTIP) that vested during the year ended December 31, 2019:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(a)	Value Realized on Vesting ($)(b)
Robert E. Rasmus	137,031	$333,843
Laura C. Fulton	64,180	144,024
Michael Alan Oehlert	21,084	39,005
Mark C. Skolos	54,853	119,969
William E. Barker (c)	11,064	48,792

(a)	This column does not include PSUs for which performance was achieved on December 31, 2019, but which were not vested and settled until January 29, 2020.

(b)
Amounts in this column are equal to the number of shares of our common stock (or, if prior to the Conversion, common units of Hi-Crush Partners LP) acquired upon vesting multiplied by the closing price of a share of our common stock (or, if prior to the Conversion, the closing price of a common unit of Hi-Crush Partners LP) on the applicable vesting date (or the preceding trading day if the vesting date was not a trading day).

(c)
Any unvested equity awards previously held by Mr. Barker were forfeited and cancelled in accordance with the terms of the award agreements governing such awards in connection with his resignation on March 15, 2019, as described below under "Potential Payments Upon Termination or a Change in Control—Barker Resignation."

Pension Benefits and Nonqualified Deferred Compensation
We have not maintained, and do not currently maintain, a defined benefit pension plan or nonqualified deferred compensation plan.
Potential Payments Upon Termination of Employment or Change in Control
Employment Agreements
As of December 31, 2019, each of our NEOs, other than Mr. Barker, are parties to an employment agreement with Hi-Crush Services LLC and the Company (collectively, the "Employment Agreements"). Pursuant to the terms of the Employment Agreements, upon a termination of employment for any reason, the NEO is entitled to the following amounts: (i) payment of all accrued and unpaid base salary through the date of termination, (ii) payment of all accrued and unused vacation time, if any, in accordance with any applicable vacation policy in effect, and (iii) reimbursement for all incurred but unreimbursed expenses entitled to reimbursement (collectively, the "Accrued Obligations").
Additionally, upon a termination by Hi-Crush Services LLC without "cause" (as defined below) or by the NEO for "good reason" (as defined below), in each case, prior to the expiration of the initial term or renewal term of the employment agreement (each, a "Qualifying Termination"), the NEO is entitled to the following severance benefits: (i) severance payments equal to 12 months’ of the NEO’s annualized base salary, payable in installments over 12 months, (ii) partial reimbursement of the amount the NEO pays for continuation coverage under our health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), for up to 12 months following such termination, (iii) payment of a pro-rata annual bonus for the year of such termination based on actual performance, (iv) accelerated vesting of the NEO’s outstanding RSU awards under the LTIP on the date of termination, (v) accelerated vesting of a pro-rata portion of the NEO’s outstanding PSU awards under the LTIP based on actual performance as of the date of termination, and (vi) payment of the annual bonus for the year prior to the year in which such termination occurs if such bonus has not yet been paid.

If the Qualifying Termination occurs during the 24-month period, or for Mr. Oehlert, the 18-month period, following a "change in control" (as defined below), then the NEO is entitled to the following severance benefits: (i) severance payments equal to (a) 18 months’ (or, for Mr. Rasmus, 24 months’) of the NEO’s annualized base salary plus (b) one and one half (or, for Mr. Rasmus, two) times the NEO’s target annual bonus for the year in which such termination occurs, payable in installments over 24 (or, for Mr. Oehlert, 18) months, (ii) partial reimbursement of the amount the NEO pays for continuation coverage under our health plans pursuant to COBRA for up to 18 months following such termination, (iii) payment of a pro-rata annual bonus for the year of such termination based on actual performance, (iv) accelerated vesting of the NEO’s outstanding RSU awards under the LTIP on the date of termination, (v) accelerated vesting of the NEO’s outstanding PSU awards under the LTIP based on target performance, and (vi) payment of the annual bonus for the year prior to the year in which such termination occurs if such bonus has not yet been paid.
If the NEO is terminated due to his or her death or Disability (as defined below), then all of the NEO’s outstanding RSU awards under the LTIP will become fully vested as of the date of such termination, and a pro-rata portion of the NEO’s PSU awards under the LTIP will become fully vested as of the date of such termination based on actual performance as of the date of termination.
Payment of the severance payments and benefits outlined above is contingent upon the NEO’s execution and non-revocation of a general release of claims in favor of us. No NEO has any right to receive a "gross up" for any excise tax imposed by Section 4999 of the Code, or any federal, state or local income tax.
Under the Employment Agreements, the following terms generally have the meanings set forth below:

•
"Cause" generally means a NEO’s (i) material breach of the employment agreement or any other written agreement between the NEO and Hi-Crush Services LLC or us, (ii) material breach of any law applicable to the workplace or any of our policies or codes of conduct applicable to the NEO, (iii) gross negligence, willful misconduct, breach of fiduciary duty, fraud, theft or embezzlement, (iv) the commission of or conviction or indictment of, or entry of a plea of nolo contendere with respect to, a felony or state law equivalent or any other crime involving the NEO’s moral turpitude, (v) refusal to follow a lawful directive from Hi-Crush Services LLC or us, or (vi) breach of the NEO’s obligations described under the employment agreement or chronic absenteeism without cure.

•
"Change in Control" is as defined in the LTIP and generally means (i) the acquisition by any "person" or "group" within the meaning of those terms as used in Sections 13(d) and 14(d)(2) of the Exchange Act, other than the Company, its subsidiaries, or any employee benefit plan maintained by the Company, of beneficial ownership of 50% or more of the then outstanding shares of stock or voting securities of the Company, (ii) the individuals that currently constitute the Board cease to constitute the majority of the Board, provided that any individual whose appointment to the Board was approved by at least two-thirds of the current directors shall be considered a current director for these purposes, (iii) consummation of a reorganization, merger or consolidation or sale of substantially all of the Company’s assets or an acquisition of assets of another entity, provided that such business combination will not be considered a Change in Control if immediately following such business combination, (a) the Company’s stock or voting securities represent 50% of the resulting entity, (b) no individual beneficially owns 50% or more of the outstanding shares of stock or voting securities of the resulting entity, and (c) at least a majority of the members of the Board at the time of the execution of the initial agreement remain members of the Board following the business combination, or (iv) approval by the stockholders of the complete dissolution of the Company.

•
"Disability" generally means a good faith determination by the Board that the NEO is unable to perform the essential functions of his or her position due to physical or mental impairment that continues, or can reasonably be expected to continue, for more than 120 consecutive days or 180 nonconsecutive days in any 12-month period.

•
"Good Reason" generally means, without the NEO’s consent: (i) a material breach by Hi-Crush Services LLC of its obligations under the employment agreement or any other written agreement between the NEO and Hi-Crush Services LLC or us, (ii) a material diminution of the NEO’s annualized base salary, or (iii) the relocation of the geographic location of the NEO’s principal place of employment by more than 50 miles.

LTIP Awards
On May 31, 2019, in connection with the Conversion, as described above under "Compensation Discussion and Analysis—Impact of the Conversion on Outstanding Equity Awards," each of the TPU awards held by our NEOs were converted into RSU awards and each of the PPU awards held by our NEOs were converted into PSU awards.
Under the RSU awards and PSU awards, upon a NEO’s termination for any reason, except as otherwise provided above under the Employment Agreements, the RSU awards and PSU awards will be immediately forfeited. If a "Change in Control" (as defined above under "—Employment Agreements") occurs, (i) all outstanding RSU awards held by our NEOs will be accelerated and fully vested and (ii) all outstanding PSU awards held by our NEOs will vest based on actual performance as of the date of such Change in Control.

Barker Resignation
Mr. Barker resigned as Principal Strategy Officer on March 15, 2019. Mr. Barker did not receive any severance payments or benefits in connection with his resignation, and all of his outstanding equity awards were forfeited upon his resignation.
Aggregate Payments
The table below reflects the aggregate amount of payments and benefits that we believe our NEOs would have received under the Employment Agreements and the Company’s LTIP upon certain specified terminations of employment, had such terminations occurred on December 31, 2019. The amounts below constitute estimates of the amounts that would be paid to our NEOs upon each designated event, and such amounts do not include any amounts accrued through December 31, 2019 that would be paid in the normal course of continued employment, such as the Accrued Obligations. The actual amounts to be paid are dependent on various factors, which may or may not exist at the time a NEO is actually terminated. Therefore, such amounts and disclosures should be considered "forward-looking statements." For the avoidance of doubt, the table below does not reflect the actual payments and benefits received by Ms. Fulton following her resignation of employment that was effective on January 3, 2020. Such payments and benefits are described in the section below titled "—Fulton Separation Agreement."

Name	Change in Control ($)	Termination without Cause or Resignation for Good Reason Following a Change in Control ($)	Termination without Cause or Resignation for Good Reason ($)(e)	Death or Disability ($)(e)
Robert E. Rasmus
Cash Severance	$—	$2,400,000	$600,000	$—
Pro-Rata Annual Bonus (a)	—	270,000	270,000	—
COBRA Reimbursement (b)	—	—	—	—
RSU Acceleration (c)	237,810	237,810	237,810	237,810
PSU Acceleration (d)	145,012	273,428	79,012	79,012
Total	382,822	3,181,238	1,186,822	316,822
Laura C. Fulton
Cash Severance	—	912,500	365,000	—
Pro-Rata Annual Bonus (a)	—	—	—	—
COBRA Reimbursement (b)	—	22,795	15,197	—
RSU Acceleration (c)	109,756	109,756	109,756	109,756
PSU Acceleration (d)	63,017	119,394	33,275	33,275
Total	172,773	1,164,445	523,228	143,031
Michael Alan Oehlert
Cash Severance	—	928,125	375,000	—
Pro-Rata Annual Bonus (a)	—	130,000	130,000	—
COBRA Reimbursement (b)	—	18,519	12,346	—
RSU Acceleration (c)	41,151	41,151	41,151	41,151
PSU Acceleration (d)	—	—	—	—
Total	41,151	1,117,795	558,497	41,151
Mark C. Skolos
Cash Severance	—	929,625	335,000	—
Pro-Rata Annual Bonus (a)	—	110,000	110,000	—
COBRA Reimbursement (b)	—	29,152	19,435	—
RSU Acceleration (c)	90,511	90,511	90,511	90,511
PSU Acceleration (d)	51,164	96,796	27,279	27,279
Total	141,675	1,256,084	582,225	117,790

(a)
These amounts reflect the pro-rata portion of each NEO’s STI award for the year ended December 31, 2019, which would have been the full amount of such STI award had the termination of employment occurred on December 31, 2019. Ms. Fulton and Mr. Barker did not receive a STI award payment for the year ended December 31, 2019.

(b)
The COBRA reimbursement amount is based on the premiums in effect on December 31, 2019 and each NEO’s elections in place on such date, which are assumed for purposes of this table to remain the same throughout the period for which the COBRA reimbursement would be available.

(c)	These amounts are calculated by multiplying the number of RSUs that would become vested upon the applicable event by $0.88, the closing price of our common stock on December 31, 2019.

(d)
These amounts are calculated by multiplying the number of PSUs that would become vested upon the applicable event by $0.88, the closing price of a share of our common stock on December 31, 2019. The amount set forth under each of "Change in Control," "Termination without Cause or Resignation for Good Reason" and "Death or Disability" assumes actual performance as of December 31, 2019 was equal to 61% of target performance for the PSUs granted in 2017, which is the actual performance determined to have been achieved on December 31, 2019, and threshold performance for the PSUs granted in 2018. Pursuant to the terms of the Employment Agreements, the amount set forth under "Termination without Cause or Resignation for Good Reason Following a Change in Control" is based upon the target number of performance for the PSUs granted in 2017 and 2018.

(e)
Pursuant to the terms of the Employment Agreements, amounts shown in these columns for the "PSU Acceleration" have been prorated to reflect services performed by each NEO during the applicable performance period.

Fulton Separation Agreement
On January 3, 2020, Ms. Fulton, Hi-Crush Services LLC and the Company, entered into a Separation and Release Agreement (the "Fulton Separation Agreement"), pursuant to which Ms. Fulton’s employment with Hi-Crush Services LLC terminated on January 3, 2020. Under the Fulton Separation Agreement, Ms. Fulton became entitled to receive the following benefits, following her execution and non-revocation of a release of claims in favor of us:

•	Lump-sum cash payment for her accrued but unused vacation days;

•	Accelerated vesting of 58,675 RSUs and receipt of the $32,668 of accrued dividends with respect to such RSUs; and

•
Deemed satisfaction of the applicable service requirement with respect to 41,325 PSUs, which were accelerated and vested upon the separation date, and receipt of the $29,281 of accrued dividends with respect to such PSUs.

The table below quantifies the value of the payments and benefits received by Ms. Fulton pursuant to the Fulton Separation Agreement.

Name	Received at Separation ($)
Laura C. Fulton
Cash Severance	$—
Pro-Rata Annual Bonus	—
COBRA Subsidy	—
Vacation Payout	10,148
RSU Acceleration (a)	87,235
PSU Acceleration (a)	67,713
Total	165,096

(a)
These amounts are calculated by (i) multiplying the number of RSUs or PSUs, as applicable, that vested upon Ms. Fulton’s separation by $0.93, the closing price of a share of our common stock on her separation date and (ii) adding such product to the amount of accrued distributions Ms. Fulton received with respect to such awards.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 31, 2020 (except as otherwise indicated) by (i) each person or entity known by us to beneficially own more than 5% of our common stock, (ii) each director, (iii) each executive officer for whom compensation information is given in the Summary Compensation Table in this Proxy Statement and (iv) all directors and executive officers as a group. Except as otherwise indicated, and subject to any interests of the reporting person’s spouse, we believe that the beneficial owners of common stock listed below, based on information furnished by such owners, have sole voting and investment power with respect to such shares. As of March 31, 2020 we had 100,908,234 shares of common stock outstanding.

Name and Address of Beneficial Owner (a)	Common Shares Beneficially Owned	Percentage of Common Shares Beneficially Owned
Robert E. Rasmus (b)	4,534,706	4.5%
Laura C. Fulton (c)	419,078	*
J. Philip McCormick, Jr. (d)	—	*
Michael Alan Oehlert (e)	77,084	*
Mark C. Skolos	169,385	*
William E. Barker (f)	19,588	*
John F. Affleck-Graves	87,320	*
John Kevin Poorman	64,559	*
Joseph C. Winkler III	99,072	*
All directors and executive officers as a group (9 persons)	5,470,792	5.4%

*	Less than one percent.

(a)
The address for each of Robert E. Rasmus, J. Philip McCormick, Jr., Michael Alan Oehlert, Mark C. Skolos, John F. Affleck-Graves, John Kevin Poorman and Joseph C. Winkler III is 1330 Post Oak Blvd., Suite 600, Houston, Texas 77056.

(b)
Includes (i) 4,045,171 shares of common stock held by RER Legacy Investments LLC ("RER LLC"), of which Mr. Rasmus is a member and may be deemed the beneficial owner of the common stock held by RER LLC, (ii) 175,486 shares of common stock held by RER Investments LLC, of which Mr. Rasmus of the sole member and which includes shares previously owned directly by Mr. Rasmus which were distributed to RER Investments LLC and are now owned indirectly and (iii) 500 shares of common stock owned by the Mr. Rasmus’s son. Mr. Rasmus disclaims beneficial ownership of the 500 shares of common stock owned by his son.

(c)
Ms. Fulton resigned from her position as Chief Financial Officer of the Company on December 31, 2019. The number of common shares beneficially owned by Ms. Fulton is based on the Form 4 which was filed with the SEC on December 8, 2019.

(d)	Mr. McCormick was appointed Chief Financial Officer of the Company effective January 1, 2020.

(e)	Mr. Oehlert was appointed Chief Operating Officer of the Company on May 21, 2019.

(f)
Mr. Barker resigned from his position as Principal Strategy Officer of the Company on March 19, 2019. The number of Common shares beneficially owned by Mr. Barker is based on the Form 4 which was filed with the SEC on February 1, 2019.

CEO PAY RATIO
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Robert E. Rasmus, our Chief Executive Officer ("CEO"), for the year ended December 31, 2019. Our independent compensation consultants assisted us in the calculation of this ratio.
For 2019, our last completed fiscal year:

•	The median of the annual total compensation of all employees of our company (other than the CEO) was $81,872; and

•	The annual total compensation of Mr. Rasmus, as reported in the Summary Compensation Table included within this Proxy Statement, was $1,075,613.

•
Based on this information, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees ("CEO Pay Ratio") was reasonably estimated to be 13 to 1.

To calculate the CEO Pay Ratio we must identity the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our CEO. To these ends, we took the following steps:

•	We determined that, as of December 31, 2019, our employee population consisted of approximately 725 individuals. This population consisted of our full-time, part-time, and temporary employees.

•
We used a consistently applied compensation measure to identify our median employee of comparing the amount of gross earnings paid in 2019. We identified our median employee by consistently applying this compensation measure to all of our employees included in our analysis. For individuals hired after January 1, 2019 that were included in the employee population, we calculated these compensation elements on an annualized basis. We did not make any cost of living adjustments in identifying the median employee.

After we identified our median employee, we combined all of the elements of such employee’s compensation for the 2019 year in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $81,872. With respect to the annual total compensation of our CEO, we used the amount reported in the "Total" column of our 2019 Summary Compensation Table included in this Proxy Statement.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table sets forth information about shares of our common stock that may be issued under equity compensation plans as of December 31, 2019. In connection with the Conversion, we adopted the LTIP and cancelled the Partnership LTIP, and as a result, our only equity compensation plan outstanding as of December 31, 2019 is the LTIP.

	(1) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	(2) Weighted Average Exercise Price Of Outstanding Options, Warrants and Rights (b)	(3) Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (1))(c)
Equity compensation plans approved by security holders	1,786,966	—	5,425,661
Equity compensation plans not approved by security holders	—	—	—
Total	1,786,966	$—	5,425,661

(a)
This column reflects the maximum number of shares of our common stock subject to PSU awards and the number of shares of our common stock subject to RSU awards granted under the LTIP outstanding and unvested as of December 31, 2019. Because the number of shares to be issued upon settlement of outstanding PSU awards is subject to performance conditions, the number of shares actually issued may be substantially less than the number reflected in this column. No options or warrants have been granted under the LTIP as of December 31, 2019.

(b)
No options or warrants have been granted under the LTIP as of December 31, 2019, and the RSU and PSU awards reflected in column (1) are not reflected in this column, as they do not have an exercise price.

(c)	This column reflects the total number of shares of our common stock remaining available for issuance under the LTIP as of December 31, 2019.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Procedures for Review, Approval and Ratification of Transactions with Related Persons
The Board has adopted policies for the review, approval and ratification of transactions with related persons and a written Code of Business Conduct and Ethics. Under our Code of Business Conduct and Ethics, a director is required to bring to the attention of the Board or the Audit Committee any conflict or potential conflict of interest that may arise between the director or any affiliate of the director, on the one hand, and us on the other. The resolution of any such conflict or potential conflict should, at the discretion of the Board or the Audit Committee in light of the circumstances, be determined by a majority of the disinterested directors. In determining whether to approve or ratify a transaction with a related party, the Board or Audit Committee will take into account, among other factors it deems appropriate, (1) whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, (2) the extent of the related person’s interest in the transaction and (3) whether the interested transaction is material to the Company.
Certain of the transactions and agreements disclosed in this section were determined by and among affiliated entities and, consequently, the terms of such transactions and agreements are not the result of arm’s length negotiations. These terms are not necessarily at least as favorable to the parties to these transactions and agreements as the terms that could have been obtained from unaffiliated third parties.
Investment in Proppant Express Investments, LLC
On September 8, 2016, the Company entered into an agreement to become a member of Proppant Express Investments, LLC ("PropX"), which was established to develop last mile logistics equipment for the proppant industry. PropX is responsible for manufacturing containers and conveyor systems that allow for transportation of frac sand from in-basin terminals to the wellsite. During the year ended December 31, 2019, the Company made no capital contribution to PropX and acquired additional ownership interests in PropX through the acquisition of BulkTracer Holdings LLC valued at $289,000.
Investment in Proppant Logistics LLC
On October 31, 2018, the Company invested $6,600,000 for an equity interest in Proppant Logistics, LLC ("Proppant Logistics"), which owns Pronghorn Logistics, LLC, a logistics company which provides frac sand services in North America. During the year ended December 31, 2019, the Company made capital contributions of $495,000 to Proppant Logistics. The Company acquired the remaining 34% ownership interest in Proppant Logistics and therefore began to consolidate the operations of Proppant Logistics prospectively from May 7, 2019.
The following table summarizes our related party transactions from our equity method investments in Prop X and Proppant Logistics for the year ended December 31, 2019:

Revenues - related parties	$220,000
Cost of goods sold - related parties (a)	9,183,000
Equipment purchases - related parties (b)	1,432,000

(a)	The Company incurs lease expense for the use of PropX equipment.

(b)	The Company purchases equipment from PropX.
The following table summarizes our related party balance sheet components from our equity method investments in Prop X as of December 31, 2019:

Accounts payable - related parties	$1,164,000

Current portion of operating lease liabilities - related parties (a)	$8,273,000
Operating lease liabilities - related parties (a)	11,130,000
$19,403,000

(a)	The Company During the first quarter of 2019, the Company made a lease prepayment of $3,739,000 for the use of PropX equipment during the first half of 2019.

EXPENSES OF SOLICITATION
The accompanying proxy is solicited by and on behalf of the Board and the cost of such solicitation will be borne by Hi-Crush. Broadridge Financial Solutions, Inc. ("Broadridge") will distribute proxy materials to banks, brokers and other nominees for forwarding to beneficial owners, may solicit proxies by personal interview, mail, telephone and electronic communications and will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting materials to the beneficial owners of the common stock held on the record date by such persons, and Broadridge will also be tabulating the vote and providing the webcast hosting services for the virtual Annual Meeting. We will pay Broadridge $24,000 in addition to our reimbursement of Broadridge for payments made to brokers and other nominees for their expenses in forwarding solicitation materials. We have also engaged Georgeson Inc. to assist in the solicitation for an estimated fee of $15,000 plus any out-of-pocket expenses. Solicitations also may be made by personal interview, mail, telephone and electronic communications by directors, officers and other Hi-Crush employees without additional compensation.

OTHER MATTERS
As of the date of this Proxy Statement there are no other matters that we intend to present, or have reason to believe others will present, at the Annual Meeting. If, however, other matters properly come before the Annual Meeting, the accompanying proxy authorizes the persons named as proxies or their substitutes to vote on such matters as they determine appropriate.

PROPOSALS OF STOCKHOLDERS
To be considered for inclusion in the Proxy Statement and proxy card for the 2021 Annual Meeting, proposals of stockholders pursuant to Rule 14a-8 under the Exchange Act must be submitted in writing to the Secretary of Hi-Crush, at the address of our principal offices (see "General" on page 1 of this Proxy Statement) and must be received no later than the close of business on December 10, 2020. The submission of a stockholder proposal does not guarantee that it will be included in our Proxy Statement or proxy card for the 2021 Annual Meeting.
Our Bylaws include separate advance notice provisions applicable to stockholders desiring to bring nominations for directors before an annual stockholders meeting or to bring proposals before an annual stockholders meeting other than pursuant to Rule 14a-8. These advance notice provisions require that, among other things, stockholders give timely written notice to the Secretary of Hi-Crush regarding such nominations or proposals and provide the information and satisfy the other requirements set forth in the Bylaws. To be timely, a stockholder who intends to present nominations or a proposal at the 2021 Annual Meeting other than pursuant to Rule 14a-8 must provide the information set forth in the Bylaws to the Secretary of Hi-Crush no earlier than close of business on January 22, 2021 and no later than close of business on February 21, 2021. However, if we hold the 2021 Annual Meeting more than 30 days before, or more than 30 days after, the anniversary of the Annual Meeting date, then the information must be received no earlier than the 120th day prior to the 2021 Annual Meeting date and not later than (i) the 90th day prior to the 2021 Annual Meeting date or (ii) the tenth day after public disclosure of the 2021 Annual Meeting date. If a stockholder fails to meet these deadlines and fails to satisfy the requirements of Rule 14a-4 under the Exchange Act, we may exercise discretionary voting authority under proxies we solicit to vote on any such proposal as we determine appropriate.
We reserve the right to reject, rule out of order or take other appropriate action with respect to any nomination or proposal that does not comply with these and other applicable requirements.

ELIMINATING DUPLICATIVE PROXY MATERIALS
To reduce the expense of delivering duplicate voting materials to our stockholders who may hold shares of Hi-Crush common stock in more than one stock account, we are delivering only one Notice Regarding the Availability of Proxy Materials and/or set of the other proxy solicitation materials, as applicable, to certain stockholders who share an address, unless otherwise requested. A separate proxy card is included in the voting materials (either electronically or by mail, as applicable) for each of these stockholders.
We will promptly deliver, upon written or oral request, a separate copy of our 2019 Annual Report or this Proxy Statement to a stockholder at a shared address to which a single copy of the documents was delivered. To obtain an additional copy, you may write us at 1330 Post Oak Blvd., Houston, Texas 77056, Attn: Investor Relations, or contact our Investor Relations department by telephone at 713-980-6236.

Similarly, if you share an address with another stockholder and have received multiple copies of our proxy materials, you may contact us at the address or telephone number specified above to request that only a single copy of these materials be delivered to your address in the future. Stockholders sharing a single address may revoke their consent to receive a single copy of our proxy materials in the future at any time by contacting our distribution agent, Broadridge, either by calling toll-free at 1-866-540-7095, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. It is our understanding that Broadridge will remove such stockholder from the householding program within 30 days of receipt of such written notice, after which each such stockholder will receive an individual copy of our proxy materials.